UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                              Filed by a party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

ANNIE’S, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

ANNIE’S, INC.

1610 FIFTH STREET

BERKELEY, CA 94710

Notice of Annual Meeting of Stockholders

to be held on September 10, 2013

To the Stockholders of Annie’s, Inc.:

You are invited to attend the Annual Meeting of Stockholders (the “2013 Annual Meeting”) of Annie’s, Inc., a Delaware corporation (the “Company” or “Annie’s”). The 2013 Annual Meeting will be held on Tuesday, September 10, 2013 at 10:00 a.m. Pacific Daylight Time at Annie’s corporate offices located at 1610 Fifth Street, Berkeley, California 94710 for the following purposes:

1.	To adopt an amendment to our Certificate of Incorporation to declassify our Board of Directors;

2.	If such declassification amendment is adopted and filed with the Secretary of State of the State of Delaware, to elect the six declassified Board nominees named in the Proxy Statement accompanying this Notice to serve until the 2014 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

3.	If such declassification amendment is not adopted, to elect the two Class II Board nominees named in the Proxy Statement accompanying this Notice to serve until the 2016 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

4.	To adopt an amendment to our Certificate of Incorporation to eliminate various provisions related to Solera Capital, LLC and its affiliates that are now inapplicable;

5.	To ratify the selection of PricewaterhouseCoopers LLP as Annie’s independent registered public accounting firm for its fiscal year ending March 31, 2014; and

6.	To approve, on an advisory basis, the compensation of Annie’s named executive officers, as disclosed in the Proxy Statement accompanying this Notice.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the 2013 Annual Meeting is July 15, 2013. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

We plan to send a Notice of Internet Availability of Proxy Materials (the “Notice of Availability”) on or about July [30], 2013, to the holders of record and beneficial owners of our common stock as of the close of business on the record date. The Notice of Availability contains instructions on how to access our materials on the Internet, as well as instructions on obtaining a paper copy of the proxy materials. We believe this process is more environmentally friendly and is in keeping with Annie’s mission.

By Order of the Board of Directors

Isobel A. Jones

Secretary

Berkeley, California

July [25], 2013

Your vote is very important to us. Whether or not you expect to attend the meeting, please vote as promptly as possible in order to ensure your representation at the meeting.

You may vote over the internet or by telephone by following the instructions on the website noted in your Notice of Availability. You may also request a proxy card by mail. If you request a proxy card by mail, you may vote by signing, voting and returning that proxy card in the envelope provided. In order to vote, you must have your stockholder identification number, which is provided in your Notice. Even if you have already voted, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

Page

Questions and Answers about these Proxy Materials, the Annual Meeting and Voting	1

Proposal 1—Adoption of Amendment to Certificate of Incorporation to Declassify the Board of Directors	7

Proposal 2—Election of Six Declassified Board Nominees, if Declassification Amendment is Adopted and Filed with the Delaware Secretary of State	8
Qualifications of the Declassified Board Nominees	8

Proposal 3 —Election of Two Class II Board Nominees, if Declassification Amendment is Not Adopted	12

Corporate Governance	14
Board Composition	14
Director Independence	14
Board Leadership Structure and the Board’s Role in Risk Oversight	14
Board Meetings and Committees	14
Director Attendance at the Annual Meeting of Stockholders	19
Corporate Governance Guidelines; Independent Director Stock Ownership	19
Compensation Committee Interlocks and Insider Participation	19
Code of Business Conduct and Ethics	19
Communications with the Board of Directors	19
Documents Available on our Website; Requests for Documents	19

Director Compensation	20
Fiscal 2013 Director Compensation	20
Director and Officer Indemnification Agreements	21

Proposal 4—Adoption of Amendment to Certificate of Incorporation to Eliminate Various Provisions Related to Solera Capital, LLC and its Affiliates that are Now Inapplicable	22

Proposal 5— Ratification of Selection of PricewaterhouseCoopers LLP as Annie’s Independent Registered Public Accounting Firm for its Fiscal Year Ending March 31, 2014	24
Auditor’s Fees and Services	24
Audit Committee Pre-Approval Policies and Procedures Relating to Services by Auditor	25
Report of the Audit Committee	25

Proposal 6— Approval, on an Advisory Basis, of the Compensation of Annie’s Named Executive Officers as Disclosed in the Proxy Statement	27

Executive Officers	28

Executive Compensation	30
Compensation Discussion and Analysis	30
Report of the Compensation Committee	40
Compensation Risk Assessment	40
Summary Compensation Table	41
Grants of Plan-Based Awards in Fiscal 2013	43
Outstanding Equity Awards at Fiscal 2013 Year-End	45
Option Exercises and Stock Vested in Fiscal 2013	46
Pension Benefits in Fiscal 2013	47
Non-Qualified Deferred Compensation in Fiscal 2013	47
Potential Payments upon Termination or Change in Control	48
Equity Compensation Plan Information	52

Ownership of Annie’s Common Stock	54
Certain Relationships and Related Transactions	56
Procedures for Review and Approval of Related-Person Transactions	57
Section 16(a) Beneficial Ownership Reporting Compliance	58
Householding of Proxy Materials	59
Other Matters	59

Proposed Amendment to Certificate of Incorporation to Declassify the Board of Directors	Annex A
Proposed Amendment to Certificate of Incorporation to Eliminate Various Provisions Related to Solera Capital, LLC and its Affiliates that are Now Inapplicable	Annex B
Second Restated Certificate of Incorporation to be Filed with the Delaware Secretary of State if Both Proposed Amendments are Adopted and Filed (Provided for Informational Purposes Only)	Annex C

Annie’s, Inc.

1610 Fifth Street

Berkeley, CA 94710

(510) 558-7500

PROXY STATEMENT

FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS

The Board of Directors of Annie’s, Inc., a Delaware corporation (“we,” “us,” “Annie’s” or the “Company”), is soliciting proxies in the accompanying form to be used at the Annual Meeting of Stockholders of the Company to be held on September 10, 2013 at 10:00 a.m. Pacific Daylight Time at its corporate offices located at 1610 Fifth Street, Berkeley, CA 94710 and any postponement, adjournment or continuation thereof (the “2013 Annual Meeting”).

This Proxy Statement and the form of proxy will be provided to stockholders on or about July [30], 2013, through the mailing of a Notice of Availability of Proxy Materials.

The Notice of Annual Meeting of Stockholders, this Proxy Statement and our 2013 Annual Report to Stockholders are available at [                        ].

QUESTIONS AND ANSWERS ABOUT THESE

PROXY MATERIALS, THE ANNUAL MEETING AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the board of directors (the “Board of Directors” or “Board”) of Annie’s, Inc. (the “Company” or “Annie’s”) is soliciting your proxy to vote at the 2013 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. Giving us your proxy means you authorize the proxy holders (who are members of management) to vote your shares at the 2013 Annual Meeting in the manner you direct. If you provide your proxy but do not give instructions regarding how to vote your shares, the proxy holders will vote your shares “For” the proposals set forth in this Proxy Statement and submitted to a vote at the 2013 Annual Meeting.

All Stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy can be found in the Notice.

We intend to mail the Notice on or about July 30, 2013 to all Stockholders of record entitled to vote at the 2013 Annual Meeting.

Will I receive any other proxy materials by mail?

Although we currently do not plan on mailing any other proxy materials, we may send you a proxy card, along with a second Notice, on or after August 9, 2013.

How do I attend the 2013 Annual Meeting?

The meeting will be held on Tuesday, September 10, 2013 at 10:00 a.m. Pacific Daylight Time at our corporate offices located at 1610 Fifth Street, Berkeley, California. You will need to bring proof of ownership of Company stock. Information on how to vote in person at the 2013 Annual Meeting is discussed below.

Who can vote at the 2013 Annual Meeting?

Only stockholders of record at the close of business on July 15, 2013 will be entitled to vote at the 2013 Annual Meeting. On this record date, there were [XXX] shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on July 15, 2013 your shares were registered directly in your name with Annie’s transfer agent, American Stock Transfer and Trust, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to vote promptly by proxy as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on July 15, 2013 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the 2013 Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

We are soliciting your proxy with respect to six matters; however, only five of these matters will be submitted to a vote at the 2013 Annual Meeting:

•	Proposal 1 – Adoption of an amendment to our Certificate of Incorporation to declassify our Board of Directors.

•

Proposal 2 – If such declassification amendment is adopted and filed with the Secretary of State of the State of Delaware, the election of the six declassified Board nominees named in this Proxy Statement.

•	Proposal 3 – If such declassification amendment is not adopted, the election of the two Class II Board nominees named in this Proxy Statement.

•	Proposal 4 – Adoption of an amendment to our Certificate of Incorporation to eliminate various provisions related to Solera Capital, LLC and its affiliates that are now inapplicable.

•	Proposal 5 – Ratification of the selection of PricewaterhouseCoopers LLP as Annie’s independent registered public accounting firm for its fiscal year ending March 31, 2014.

•	Proposal 6 – Approval, on an advisory basis, of the compensation of Annie’s named executive officers, as disclosed in this Proxy Statement.

What are the recommendations of the Board of Directors?

Our Board of Directors unanimously recommends that you vote:

•	“For” the amendment to our Certificate of Incorporation to declassify our Board of Directors;

•

“For” the election of the six declassified Board nominees named in this Proxy Statement (please note that this proposal will be submitted to a vote only if the declassification amendment is adopted and filed with the Secretary of State of the State of Delaware);

•	“For” the election of the two Class II Board nominees named in this Proxy Statement (please note that this proposal will be submitted to a vote only if the declassification amendment is not adopted);

•	“For” the amendment to our Certificate of Incorporation to eliminate various provisions related to Solera Capital, LLC and its affiliates that are now inapplicable;

•	“For” the ratification of the selection of PricewaterhouseCoopers LLP as Annie’s independent registered public accounting firm for its fiscal year ending March 31, 2014; and

•	“For” the approval, on an advisory basis, of the compensation of Annie’s named executive officers, as disclosed in this Proxy Statement.

What if another matter is properly brought before the 2013 Annual Meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the 2013 Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

In the election of the six declassified Board nominees or the two Class II Board nominees, as applicable, you may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For,” “Against” or “Abstain.”

Whether or not you plan to attend the 2013 Annual Meeting, we urge you to vote promptly by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

You may vote by any one of four different methods:

➢	By telephone: Dial toll-free 1-800-579-1639 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the control number from your Notice. Your vote must be received by 11:59 p.m. Eastern Time on Monday, September 9, 2013 to be counted.

➢	Through the internet: Go to www.proxyvote.com and follow the instructions on the website. You will be asked to provide the control number from your Notice. Your vote must be received by 11:59 p.m. Eastern Time on Monday, September 9, 2013 to be counted. You must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

➢	In writing: Please request a paper copy of the proxy materials no later than August 27, 2013. Then, complete, sign and date the proxy card or vote instruction form, as applicable, and return it promptly in the envelope provided. Your proxy card or vote instruction form, as applicable, must be received before the 2013 Annual Meeting to be counted.

➢	In person:

If you are a stockholder of record, come to the 2013 Annual Meeting and we will give you a ballot when you arrive.

If you are a beneficial owner, you must obtain a valid proxy from your broker, bank or other agent before coming to the 2013 Annual Meeting. Upon presentation of a valid proxy, we will give you a ballot.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of July 15, 2013.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by proxy or in person at the 2013 Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange (“NYSE”) deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposals 1, 2, 3, 4, or 6 without your instructions, but may vote your shares on Proposal 5.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all six declassified Board nominees or both Class II Board nominees. Additionally, your shares will be voted “For” the adoption of the two amendments to our Certificate of Incorporation, the ratification of the selection of PricewaterhouseCoopers LLP and the advisory approval of the compensation of our named executive officers. If any other matter is properly presented at the 2013 Annual Meeting, the proxy holders (or one of them) will vote your shares using their best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on all the Notices you receive to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You may revoke your proxy in any one of the following ways:

➢	You may grant a subsequent proxy by voting again as described above under “—How Do I Vote?” Your most current valid vote is the only one that is counted.

➢	You may attend the 2013 Annual Meeting and vote in person, pursuant to the procedures described above under “—How Do I Vote?” Simply attending the meeting will not, by itself, revoke your proxy.

➢	If you are a stockholder of record, you may send a timely written notice that you are revoking your proxy to Annie’s Secretary at 1610 Fifth Street, Berkeley, California 94710. If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals and director nominations due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by April 1, 2014 to Annie’s Secretary at 1610 Fifth Street, Berkeley, California 94710.

If you wish to submit a proposal for consideration at next year’s annual meeting but are not requesting that such proposal be included in next year’s proxy materials, or if you wish to nominate a person for election to the

Board of Directors at next year’s annual meeting, your notice of such a proposal or nomination must be submitted in writing and delivered to the Company’s Secretary at Annie’s principal executive offices not less than 90 days nor more than 120 days before the one year anniversary of the 2013 Annual Meeting. The Company currently anticipates that the 2014 Annual Meeting of Stockholders will be held on September 9, 2014. Accordingly, any such proposal or nomination must be delivered to Annie’s Secretary at 1610 Fifth Street, Berkeley, California 94710 no later than June 12, 2014 (but no earlier than May 13, 2014).

Please note that if the date of the 2014 Annual Meeting of Stockholders changes from the current expected date of September 9, 2014 and the new meeting date is more than 30 days before or more than 70 days after September 10, 2014 (the one year anniversary of the 2013 Annual Meeting) then your notice must be received no later than 90 days before the actual date of the 2014 Annual Meeting of Stockholders or, if later, 10 days following the day on which we publicly disclose the new scheduled date of the 2014 Annual Meeting of Stockholders.

Additionally, under our current Bylaws, if the number of directors to be elected to the Board of Directors at an annual meeting is increased and there is no public announcement by the Company naming the nominees for the additional directorship(s) at least 100 days prior to the first anniversary of the prior annual meeting, a stockholder nomination with respect to the additional directorship(s) shall also be considered timely if delivered to Annie’s Secretary not later than 10 days following the day when the increase in the number of directors is publicly announced.

You are advised to review the Company’s Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. If you would like a copy of our current Bylaws, please write to Annie’s Secretary at 1610 Fifth Street, Berkeley, California 94710. Our Bylaws may also be found on the Company’s website at www.annies.com.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting. In the election of directors (whether the election of the six declassified Board nominees or the two Class II Board nominees), you may vote “For” all of the nominees, your vote may be “Withheld” with respect all of the nominees or your vote may be “For All Except” one or more of the nominees. For the other items of business, you may vote “For,” “Against” or “Abstain.”

If you provide specific instructions, your shares will be voted as you instruct. If you sign your proxy card with no further instructions, your shares will be voted in accordance with the recommendations of our Board of Directors.

How many votes are needed to approve each proposal?

The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1	Adoption of an amendment to our Certificate of Incorporation to declassify our Board of Directors	“For” votes from holders of 66 2/3% of the voting power of all the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors	Against	Against

2	Election of the six declassified Board nominees, if the declassification amendment is adopted and filed	Board nominees receiving the most “For” votes	“Withheld” votes will have no effect	None

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes

3	Election of the two Class II Board nominees, if the declassification amendment is not adopted	Board nominees receiving the most “For” votes	“Withheld” votes will have no effect	None

4	Adoption of an amendment to our Certificate of Incorporation to eliminate various provisions that are now inapplicable	“For” votes from holders of 66 2/3% of the voting power of all the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors	Against	Against

5	Ratification of the selection of PricewaterhouseCoopers LLP	“For” votes from holders of a majority of the shares present in person or represented by proxy and entitled to vote at the 2013 Annual Meeting	Against	None

6	Approval, on an advisory basis, of the compensation of the Company’s named executive officers	“For” votes from holders of a majority of the shares present in person or represented by proxy and entitled to vote at the 2013 Annual Meeting	Against	None

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares on such matters. When a broker votes shares on a “routine” matter but cannot vote shares on “non-routine” matters, these shares are counted as “broker non-votes” for the non-routine matters.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present at the 2013 Annual Meeting if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were [XXX] shares outstanding and entitled to vote. Thus, the holders of [XXX] shares must be present in person or represented by proxy at the 2013 Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the meeting may adjourn the meeting to another date.

How can I find out the results of the voting?

Preliminary voting results will be announced at the 2013 Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1

ADOPTION OF AMENDMENT TO

CERTIFICATE OF INCORPORATION

TO DECLASSIFY THE BOARD OF DIRECTORS

Overview

Sections 2 and 3 of Article V of the Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”) establish three classes of directors (Class I, Class II and Class III) with terms of three years each. Generally, absent the earlier resignation or removal of a class member, the terms of the classes are staggered and one class stands for re-election at each annual meeting of stockholders.

Our Nominating/Corporate Governance Committee has recommended to the Board, and the Board has unanimously approved and declared advisable, and is submitting to a vote of the stockholders, an amendment to our Certificate of Incorporation to declassify the Board, remove the class designations for each of the director’s terms and institute annual voting for each director to serve a one-year term (the “Declassification Amendment”).

Recommendation of the Board of Directors

The Board of Directors recommends that you vote “FOR” the adoption of the Declassification Amendment, which proposal is designated as Proposal 1.

Declassification Amendment

The Board believes that stockholders should have the opportunity to vote on all directors each year and that elimination of the classified board structure will both enhance the Company’s corporate governance practices and be an effective way to maintain and enhance the accountability of the Board. Under our current classified board structure, a majority of the Board may be replaced only after at least two annual elections. Under a declassified board structure, the entire Board may be replaced each year. If the stockholders adopt the Declassification Amendment, each Declassified Board Nominee who is elected at the 2013 Annual Meeting will be elected for a one-year term that will expire on the date of the 2014 Annual Meeting of Stockholders.

The text of the proposed amendments to Sections 2 and 3 of Article V of our Certificate of Incorporation to reflect the Declassification Amendment, marked to show the proposed changes, is attached as Annex A to this Proxy Statement. In the event the Declassification Amendment is adopted by the stockholders at the 2013 Annual Meeting, we will postpone the meeting briefly to allow for the filing of the Declassification Amendment with the Secretary of State of the State of Delaware. As soon as practical after the filing of the Declassification Amendment, we will resume the 2013 Annual Meeting to consider the remaining proposals.

Vote Required

Assuming the presence of a quorum in person or by proxy at the 2013 Annual Meeting, the adoption of the Declassification Amendment requires the affirmative vote by the holders of 66 2/3% of the voting power of all the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors. Abstentions and broker non-votes will have the effect of a vote against this proposal. Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” the Declassification Amendment.

PROPOSAL 2

ELECTION OF SIX DECLASSIFIED BOARD NOMINEES,

IF DECLASSIFICATION AMENDMENT IS ADOPTED AND FILED WITH

THE DELAWARE SECRETARY OF STATE

(PROPOSAL 2 WILL BE SUBMITTED TO STOCKHOLDERS ONLY IF PROPOSAL 1 IS APPROVED)

Overview

Our Nominating/Corporate Governance Committee has recommended to the Board, and the Board has unanimously approved and is submitting to a vote of the stockholders as soon as practical after the Declassification Amendment has been filed with the Secretary of State of the State of Delaware, a proposal to elect the named nominees to such declassified Board, each to serve a one-year term ending on the date of the 2014 Annual Meeting of Stockholders. As set forth below, the Board has named a slate of six nominees for such declassified Board (the “Declassified Board Nominees”).

This Proposal 2 will be submitted to stockholders only if Proposal 1, the adoption of the Declassification Amendment, is approved. If Proposal 1 is not approved, Proposal 2 will not be submitted to stockholders and Proposal 3, the election of the two classified Board nominees, will be submitted to our stockholders instead.

Recommendation of the Board of Directors

The Board of Directors recommends that you vote “FOR” the election of the Declassified Board Nominees, each to serve a one-year term ending on the date of the 2014 Annual Meeting of Stockholders, which proposal is designated as Proposal 2.

Declassified Board Nominees

Our Bylaws permit our Board of Directors to establish by resolution the authorized number of directors, and six directors are currently authorized. Our Board of Directors currently consists of six members. Pursuant to the terms of our Certificate of Incorporation, as amended by the Declassification Amendment (assuming such Declassification Amendment is adopted by our stockholders and filed with the Secretary of State of the State of Delaware), there is a single class of directors, each serving a one-year term from the start of his or her election and until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation or removal.

Our Nominating/Corporate Governance Committee recommended the six Declassified Board Nominees set forth in this Proposal 2 for nomination by our Board. Based on this recommendation and each Nominee’s credentials and experience outlined below, the Board has determined that each such Nominee can make a significant contribution to our Board of Directors and should serve as a director of the Company.

The Board has voted to nominate Molly F. Ashby, John M. Foraker, Julie D. Klapstein, Lawrence S. Peiros, Bettina M. Whyte and Billie Ida Williamson for election at the 2013 Annual Meeting, provided that the Declassification Amendment is adopted. Each of the six Declassified Board Nominees is currently a director of the Company, and each nominee has agreed to be named in this Proxy Statement and to serve if elected. Although we know of no reason why any of the Nominees would not be able to serve, if any Declassified Board Nominee is unavailable for election, the proxy holders may vote the proxies received by them for another nominee proposed by the Board. The Board may also choose to reduce the number of directors to be elected, as permitted by our Bylaws.

Qualifications of the Declassified Board Nominees

Set forth below is biographical information for each Declassified Board Nominee. The brief biographies below also include information, as of the date of this Proxy Statement, regarding the specific and particular experience, qualifications, attributes and skills that led the Nominating/Corporate Governance Committee to recommend that person to the Board as a Nominee.

Name	Age as of July 1, 2013	Position with the Company	Director Since
Molly F. Ashby	53	Chairman of the Board of Directors	2004
John M. Foraker	50	Chief Executive Officer, Director	2004
Julie D. Klapstein(1)(2)(3)	58	Director	2012
Lawrence S. Peiros(2)(3)	58	Director	2013
Bettina M. Whyte(1)(3)	64	Director	2011
Billie Ida Williamson(1)(2)	60	Director	2012

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating/Corporate Governance Committee

Molly F. Ashby has been a member of our Board of Directors and Chairman of the Board since 2004 and was a member of the Board of Directors of Annie’s Homegrown from 2002 to 2004. Ms. Ashby has been Chairman and Chief Executive Officer and the sole owner of Solera Capital, LLC, since she formed it in 1999. She also serves as Chairman of Calypso Christiane Celle Holdings, LLC and The HealthCaring Company, LLC and Vice Chairman of Latina Media Ventures, LLC. Prior to founding Solera Capital, LLC, Ms. Ashby spent 16 years at J.P. Morgan & Co., including leadership roles in the firm’s private equity business, J.P. Morgan Capital Corporation, as Vice Chair of the Investment Committee, Chief Operating Officer, Investment Strategist and member of the board of directors. Ms. Ashby graduated Phi Beta Kappa with a BA from the College of William and Mary and received an MS in Foreign Service, with distinction, from Georgetown University.

We believe that Ms. Ashby is qualified to serve on our Board of Directors because of her extensive experience in guiding and directing growth companies, including her service on the board of directors of other companies and her role guiding the development of Annie’s since 2002.

John M. Foraker has been our Chief Executive Officer and a member of our Board of Directors since 2004. For over eighteen years, Mr. Foraker has held various management positions with members of our corporate family. From 1994 until 1998, Mr. Foraker served as President of Napa Valley Kitchens, Inc. and from 1998 until 2004, he served as Chief Executive Officer and a member of the board of directors of Homegrown Natural Foods, Inc. Mr. Foraker holds a BS from the University of California, Davis and an MBA from the University of California, Berkeley.

We believe that Mr. Foraker is qualified to serve on our Board of Directors due to the perspective, experience and operational expertise in our business that he has developed as our Chief Executive Officer.

Julie D. Klapstein has been a member of our Board of Directors since March 2012. Ms. Klapstein has served as a CEO and senior executive of numerous companies in the information technology and healthcare information technology industries. In June 2001, Ms. Klapstein was a founding member of Availity, LLC, which is a joint venture among five of the largest health insurance companies in the United States, including Blue Cross Blue Shield of Florida, Inc., Health Care Services Corporation, Humana, Inc. and WellPoint, Inc. From June 2001 through March 2012, Ms. Klapstein served as Chief Executive Officer of Availity. From November 1996 to June 2001, Ms. Klapstein was President and CEO of Phycom Corporation, a medical management healthcare company. She also has held positions as Executive Vice President of Sunquest Information Systems; National Sales, Marketing and Service Manager for SMS’ Turnkey Systems Division (now Siemens Medical Systems); and Vice President and General Manager for GTE Health System. Since April 2011, Ms. Klapstein has served on the board of directors, audit committee and compensation committee of Standard Register. Ms. Klapstein serves on the board of Akal Security, Inc., which provides protection for critical government and industry facilities. Ms. Klapstein also serves on the board of Dominion Diagnostics, which provides clinical qualitative drug testing and medication monitoring services. She also has served on the board of directors of various for-profit and not-for-profit companies. She received a BS in Business from Portland State University.

We believe that Ms. Klapstein is qualified to serve on our Board of Directors because of her considerable knowledge and experience in the areas of management, information technology, strategic planning and corporate leadership.

Lawrence S. Peiros has been a member of our Board of Directors since February 2013. Mr. Peiros has more than 30 years of operating and marketing experience in the consumer packaged goods industry. From 1981 to 2013, Mr. Peiros was with The Clorox Company, most recently as its Chief Operating Officer, a position to which he was appointed in 2011. Mr. Peiros was a member of Clorox’s Executive Committee and, as its COO, oversaw Clorox’s global business, including the Burt’s Bees and Green Works brands, and led the company’s marketing, sales, product supply and research and development functions, as well as its environmental efforts. From 2007 to 2011, Mr. Peiros was Clorox’s Chief Operating Officer, North America, responsible for U.S. and Canadian businesses accounting for more than 80% of the company’s sales. From 1999 to 2006, he was Group Vice President for Laundry and Home Care Products, Glad Bags and Wraps, Brita Water Filtration Products and Clorox Canada. Prior to that time, he held various marketing management roles at The Clorox Company, including general manager of the Laundry and Home Care Products division. Mr. Peiros has served on the board of directors of Ross Stores, Inc. since January 2013 and is a member of its compensation committee and its nominating and corporate governance committee. He has also served on the board of directors of Potlatch Corporation, a real estate investment trust listed on the New York Stock Exchange, since 2003. He is the chairperson of Potlatch Corporation’s executive compensation and personnel policies committee and a member of its nominating and corporate governance committee. Mr. Peiros received a BA from Dartmouth College and an MBA from Stanford University.

We believe that Mr. Peiros is qualified to serve on our Board of Directors because of his extensive experience as an executive and manager in the consumer packaged goods industry, including in the natural product segment, and his service on the board of directors of a public company.

Bettina M. Whyte has been a member of our Board of Directors since June 2011. In January 2011, Ms. Whyte joined the international consulting firm of Alvarez & Marsal Holdings, LLC as a Managing Director and Senior Advisor. From October 2007 until January 2011, she acted as an independent general business consultant, working on several mediations and as a court appointed expert. From March 2006 to October 2007, Ms. Whyte was a Managing Director and the Head of the Special Situations Group at MBIA Insurance Corporation. Prior to joining MBIA Insurance, Ms. Whyte was a Managing Director of AlixPartners, LLP, a business turnaround management and financial advisory firm, from April 1997 to March 2006. While at AlixPartners, as a result of her experience advising businesses facing operational and financial difficulties, she served in the role of Interim Chief Executive Officer of APS Supply, Inc. and Service Merchandise Co., Inc. and as a General Partner of LJM2 Co-Investment, LP. On September 25, 2002, LJM2 filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Texas. Service Merchandise filed an involuntary petition for bankruptcy under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Middle District of Tennessee on March 15, 1999. On February 2, 1998, APS Supply filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. From June 2010 to March 2011, Ms. Whyte served on the board of directors of Armstrong World Industries, Inc. and was a member of its audit committee. Ms. Whyte currently serves on the boards of directors of AGL Resources Inc., where she chairs the compensation committee; Rock-Tenn Company, where she chairs the audit committee; Amerisure Mutual Insurance Company, where she chairs the audit committee; and Akal Security, Inc. Ms. Whyte is an Adjunct Professor of Law at Fordham University. She has a BS in Industrial Economics from Purdue University and an MBA from the Kellogg School of Management at Northwestern University. Ms. Whyte also has experience guiding public and private companies on best practices in corporate governance, including developing codes of business conduct and ethics.

We believe that Ms. Whyte is qualified to serve on our Board of Directors because of her experience in governance and financial and operational matters of private and public business, including serving on the board of directors of other companies.

Billie Ida Williamson has been a member of our Board of Directors since April 2012. Ms. Williamson has 33 years of experience auditing public companies as an employee and partner of Ernst & Young LLP. From 1998 until December 2011, Ms. Williamson served Ernst & Young as a Senior Assurance Partner. Ms. Williamson was also Ernst & Young’s Americas Inclusiveness Officer, a member of its Americas Executive Board, which functions as the Board of Directors for Ernst & Young dealing with strategic and operational matters, and a member of the Ernst & Young U.S. Executive Board responsible for partnership matters for the firm. Previously, Ms. Williamson served as Chief Financial Officer of AMX Corporation and as Senior Vice President, Finance and Corporate Controller of Marriott International, Inc. Ms. Williamson currently serves as a member of the board of directors and as a member of the audit committee and nominating and governance committee of Exelis Inc. Ms. Williamson also currently serves as a member of the board of directors and as chair of the audit committee of Energy Futures Holdings. She graduated with a BBA, with highest honors, in Accounting from Southern Methodist University, and was granted her CPA Certificate in the State of Texas in 1976.

We believe that Ms. Williamson is qualified to serve on our Board of Directors because of her extensive financial and accounting knowledge and experience, including her service as a principal financial officer, as an independent auditor to numerous Fortune 250 companies and as a member of the board of directors of other companies, as well as her broad experience with SEC reporting and her professional training and standing as a Certified Public Accountant.

Vote Required

Pursuant to Annie’s Bylaws, election of each director requires the affirmative vote of a plurality of the total shares cast by the holders of shares represented at the 2013 Annual Meeting and entitled to vote. For the election of the directors, “WITHHELD” votes and broker non-votes will have no effect. Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” the Declassified Board Nominees named above.

If the stockholders do not adopt the Declassification Amendment, our Certificate of Incorporation will continue to provide for a classified Board of Directors. In such event, this Proposal 2 will not be submitted to the stockholders and Proposal 3 will be submitted instead.

PROPOSAL 3

ELECTION OF TWO CLASS II BOARD NOMINEES,

IF DECLASSIFICATION AMENDMENT IS NOT ADOPTED

(PROPOSAL 3 WILL NOT BE SUBMITTED TO STOCKHOLDERS IF PROPOSAL 1 IS APPROVED)

Overview

Our Nominating/Corporate Governance Committee has recommended to the Board, and the Board has unanimously approved and is submitting to a vote of the stockholders if the Declassification Amendment is not adopted, a proposal to elect the named nominees to the Board, each to serve a three-year term ending on the date of the 2016 Annual Meeting of Stockholders. As set forth below, the Board has named a slate of two nominees for election as Class II members of the Board, should it remain classified (the “Classified Board Nominees”).

This Proposal 3 will not be submitted to stockholders if Proposal 1, the adoption of the Declassification Amendment, is approved.

Recommendation of the Board of Directors

The Board of Directors recommends that you vote “FOR” the election of the Classified Board Nominees, each to serve a three-year term ending on the date of the 2016 Annual Meeting of Stockholders, which proposal is designated as Proposal 3.

Classified Board Nominees

Our Bylaws permit our Board of Directors to establish by resolution the authorized number of directors, and six directors are currently authorized. Our Board of Directors currently consists of six members. Pursuant to the terms of our Certificate of Incorporation, there are three classes of directors, each consisting of two directors that serve for a three-year term from the start of his or her election and until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation or removal.

Our Nominating/Corporate Governance Committee recommended the two Classified Board Nominees set forth in this Proposal 3 for nomination by our Board. Based on this recommendation and each Nominee’s credentials and experience outlined in Proposal 2 above, the Board has determined that each such Nominee can make a significant contribution to our Board of Directors and should serve as a director of the Company.

The Board has voted to nominate Bettina M. Whyte and Billie Ida Williamson for election at the 2013 Annual Meeting, provided that the Declassification Amendment is not adopted. Each of the two Classified Board Nominees is currently a director of the Company, and each Nominee has agreed to be named in this Proxy Statement and to serve if elected. Although we know of no reason why any of the Nominees would not be able to serve, if any Classified Board Nominee is unavailable for election, the proxy holders may vote the proxies received by them for another nominee proposed by the Board. The Board may also choose to reduce the number of directors to be elected, as permitted by our Bylaws.

Qualifications of the Classified Board Nominees and Continuing Directors

The following table sets forth information regarding the Classified Board Nominees and Continuing Directors. Biographical and other information regarding each of the Classified Board Nominees and Continuing Directors is included under “Qualifications of the Declassified Board Nominees” in Proposal 2 above.

Nominees for Election as Class II Directors

Name	Director Since
Bettina M. Whyte(1)(3)	2011
Billie Ida Williamson(1)(2)	2012

Continuing Class III Directors (Terms Expiring on the Date of the 2014 Annual Meeting)

Name	Director Since
Molly F. Ashby	2004
John M. Foraker	2004

Continuing Class I Directors (Terms Expiring on the Date of the 2015 Annual Meeting)

Name	Director Since
Julie D. Klapstein(1)(2)(3)	2012
Lawrence S. Peiros(2)(3)	2013

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating/Corporate Governance Committee

Vote Required

Pursuant to Annie’s Bylaws, election of each director requires the affirmative vote of a plurality of the total shares cast by the holders of shares represented at the 2013 Annual Meeting and entitled to vote. For the election of the directors, “WITHHELD” votes and broker non-votes will have no effect. Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” the Classified Board Nominees named above.

If the stockholders adopt the Declassification Amendment, this Proposal 3 will not be submitted to the stockholders.

CORPORATE GOVERNANCE

Board Composition

Our Board of Directors currently consists of six directors, one of whom is our Chief Executive Officer (“CEO”). Ms. Ashby, Ms. Klapstein, Ms. Whyte and Ms. Williamson were designated by Solera pursuant to the board composition provisions of our Third Amended and Restated Stockholders’ Agreement dated as of November 22, 2011 among certain affiliates of Solera and each of our other stockholders. These board composition provisions terminated upon the consummation of our initial public offering that closed on April 2, 2012 (our “IPO”), and the Stockholders Agreement was terminated July 26, 2012. Mr. Peiros was appointed to the Board of Directors in February 2013.

Director Independence

Our Board of Directors has affirmatively determined that each of Ms. Klapstein, Mr. Peiros, Ms. Whyte and Ms. Williamson is an independent director within the meaning of the applicable rules of the SEC and the New York Stock Exchange. In assessing the independence of our directors, our Board of Directors reviewed the applicable independence requirements and confirmed that, based on responses to director and officer questionnaires, these directors had no employment, business, familial, or other relationships with Annie’s or our management, other than their compensation as independent directors. Ms. Ashby is not independent in light of her relationship with Solera and Mr. Foraker is not independent due to his employment with the Company. David A. Behnke was a member of our Board of Directors until his resignation in February 2013. Mr. Behnke had served on our Audit Committee and Compensation Committee and had been considered independent under the applicable rules of the SEC and the New York Stock Exchange.

Board Leadership Structure and the Board’s Role in Risk Oversight

The positions of Chairman of the Board and Chief Executive Officer are separated. Our Board of Directors believes that separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board of Directors in its fundamental roles of providing advice to and independent oversight of management. Our Board of Directors recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chairman. While our amended and restated Bylaws and Corporate Governance Guidelines do not require that our Chairman and Chief Executive Officer positions be separate, our Board of Directors believes that having separate positions is the appropriate leadership structure for us at this time.

Management is responsible for the day-to-day management of risks we face, while our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

The Board of Directors’ role in overseeing the management of our risks is conducted primarily through its committees, as discussed in the descriptions of each of the committees below and as specified in each committee’s respective charter. The Board of Directors (or the appropriate board committee in the case of risks that are under the purview of a particular committee) discusses with management potential risk exposures, their potential impact on our company and the steps we take to manage them. When a board committee is responsible for evaluating and overseeing the management of a particular risk or risks, the chairman of the relevant committee will report on the discussion to the full Board of Directors. This enables the Board of Directors and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Board Meetings and Committees

Our Board of Directors held 11 meetings during the fiscal year ended March 31, 2013. As required under applicable NYSE listing standards, in fiscal 2013, the Company’s non-employee directors met in executive session at least once. Ms. Ashby, our Chairman of the Board, presided.

Our Board of Directors has established the following standing committees: an Audit Committee, a Compensation Committee and a Nominating/Corporate Governance Committee. Our Board of Directors may from time to time establish other committees.

During the fiscal year ended March 31, 2013 each member of the Board of Directors attended 75% or more of the aggregate meetings of the Board and of the committees on which he or she served, held during the period for which he or she was a director or committee member, respectively.

The following table provides a summary of the membership of each of the standing committees of the Board of Directors as of July 1, 2013.

Name	Audit	Compensation	Nominating/Corporate Governance
Molly F. Ashby
John M. Foraker
Julie D. Klapstein	Member	Member	Chair
Lawrence S. Peiros		Chair	Member
Bettina M. Whyte	Chair		Member
Billie Ida Williamson	Member	Member
Total meetings in fiscal 2013	7	7	12

Audit Committee

Our Audit Committee oversees our corporate accounting and financial reporting processes. Among other matters, our Audit Committee:

•

is responsible for the appointment, compensation and retention of our independent registered public accounting firm and reviews and evaluates our independent registered public accounting firm’s qualifications, independence and performance;

•	oversees our independent registered public accounting firm’s audit work and reviews and pre-approves all audit and non-audit services that may be performed by it;

•

obtains and reviews reports by our independent registered public accounting firm describing its internal quality-control procedures, any material issues raised by internal quality control review or that of peer firms or government agencies and all relationships between our independent registered public accounting firm and us;

•	reviews and approves the planned scope of our annual audit;

•	monitors the rotation of partners of our independent registered public accounting firm on our engagement team as required by law;

•

reviews our financial statements and discusses with management and our independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements;

•	reviews our critical accounting policies and estimates;

•	oversees the adequacy of our accounting and financial controls;

•

assists the Board of Directors in monitoring the process by which management assesses and manages our risks and the steps management has taken to monitor and control such risks by overseeing the quality and integrity of the accounting, auditing and reporting processes of the Company;

•	reviews and approves related-person transactions;

•	reviews with management, our independent registered public accounting firm and legal counsel any legal or regulatory matters that may have a material impact on our financial statements;

•	reviews our procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls or auditing matters; and

•	annually reviews the Audit Committee charter and the committee’s performance.

In connection with approving services by the Company’s independent auditor as required by Section 202 of the Sarbanes-Oxley Act of 2002, the Audit Committee has adopted certain procedures as described in “Audit Committee Pre-Approval Policies and Procedures Relating to Services by Auditor” under Proposal 5 below. The Report of the Audit Committee is also included under Proposal 5 below. For information regarding the Audit Committee’s review and approval of related-person transactions, see “Certain Relationships and Related Transactions—Procedures for Review and Approval of Related-Person Transactions.”

The Audit Committee operates under a written charter adopted by the Board of Directors. For additional information regarding the Audit Committee’s duties and responsibilities, please refer to the Audit Committee’s Charter, which is available on the Company’s website at www.annies.com. As required under the Sarbanes-Oxley Act of 2002, the Audit Committee has in place procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Three directors currently comprise the Audit Committee: Mesdames Klapstein, Whyte and Williamson. Ms. Whyte currently serves as the Chair of the Audit Committee. As determined by our Board of Directors, each member of the Audit Committee is financially literate and independent under the applicable NYSE listing standards and Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended, and related rules and regulations. Ms. Whyte and Ms. Williamson are our audit committee financial experts as currently defined under applicable SEC rules. Under our Audit Committee Charter, Committee members shall not simultaneously serve on the audit committee of more than two other public companies unless our Board of Directors determines that such simultaneous service would not impair the member’s ability to serve on the Audit Committee. None of the members of our Audit Committee currently serve on the audit committees of more than two other public companies.

Compensation Committee

Our Compensation Committee reviews, recommends and approves our compensation and benefit plans, policies and programs as they affect our executive officers and administers our Omnibus Incentive Plan.

Duties of our Compensation Committee include:

•

establishing an overall compensation philosophy and policy that fairly rewards performance benefitting our stockholders and attracts and retains the human resources necessary to successfully lead and manage our Company;

•

establishing, reviewing and approving corporate goals and objectives relevant to the compensation for the Chief Executive Officer, evaluating the Chief Executive Officer’s performance in light of those goals and objectives and determining and approving the compensation level of the Chief Executive Officer based upon this evaluation and the evaluation conducted by the Nominating/Corporate Governance Committee;

•	reviewing and approving the annual base salaries and annual incentive awards of the Company’s executive officers;

•

reviewing and approving all other incentive awards and opportunities, employment agreements, severance agreements, change-in-control agreements or provisions, or other special or supplemental compensation or benefits for our executive officers;

•	reviewing and discussing the Compensation Discussion and Analysis required to be included in the Company’s proxy statements and annual reports on Form 10-K;

•	considering the results of the most recent stockholder advisory vote on the compensation of our named executive officers;

•	periodically reviewing and making recommendations to our Board of Directors with respect to our Omnibus Incentive Plan and granting awards and approving payments under that Plan;

•

periodically reviewing and evaluating with management whether the Company’s compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company;

•	selecting and evaluating the independence of advisers to the Committee;

•

annually reviewing the compensation of the independent members of our Board of Directors and making recommendations to our Board of Directors with respect to the form and amount of such compensation; and

•	annually reviewing the Compensation Committee charter and the committee’s performance.

The Compensation Committee is responsible for the selecting, retaining, overseeing and terminating any compensation consultant, legal counsel and other adviser to the Committee. The Committee has the authority to retain advisers and is responsible for setting the fees and other terms of engagement of any such adviser. The Company must provide appropriate funding of any such fees. Before selecting an external adviser, the Compensation Committee must consider the factors specified in the NYSE listing criteria.

The Compensation Committee operates under a written charter adopted by the Board of Directors. For additional information regarding the Compensation Committee’s duties and responsibilities, please refer to the Compensation Committee’s Charter, which is available on the Company’s website at www.annies.com.

Three directors currently comprise the Compensation Committee: Mr. Peiros and Mesdames Klapstein and Williamson. Mr. Peiros currently serves as the Chair of the Compensation Committee. As determined by our Board of Directors, each member of the Compensation Committee is independent under the applicable NYSE listing standards and qualifies as a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

Compensation Committee Processes and Procedures; Information Regarding the Independent Compensation Consultant. The Compensation Committee is required under its Charter to meet as often as necessary to carry out its responsibilities, but in no case less frequently than twice annually. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer and General Counsel. The Compensation Committee meets regularly in executive session. From time to time, various members of management as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation. The role of executive officers in compensation decisions is described in “Executive Compensation—Compensation Discussion and Analysis.”

In October 2011, as part of our transition to a publicly held company, our Compensation Committee retained Frederic W. Cook & Co., Inc., or Cook & Co., as its independent compensation consultant to assist in developing our approach to executive compensation. As part of this engagement, in February 2012, Cook & Co. assisted in the development of an appropriate peer group and provided benchmark compensation data to help establish a competitive compensation program for our executive officers. In December 2012, Cook & Co. updated the peer set and in February 2013 provided new benchmark compensation data. Although NYSE rules relating to the required evaluation of the independence of advisers was not yet effective, in May 2013, the Compensation Committee evaluated the independence of Cook & Co. in accordance with these rules and concluded that Cook & Co. was independent.

Under its Charter, the Compensation Committee may form subcommittees and delegate authority to any such subcommittee or any designated officer or employee of the Company as it deems appropriate and to the extent permitted by law. Our Compensation Committee has delegated to our Chief Executive Officer, who is also a director of the Company, the ability to make certain equity awards under our Omnibus Incentive Plan.

Nominating/Corporate Governance Committee

Our Nominating/Corporate Governance Committee identifies individuals qualified to become directors, considers committee member qualifications, appointment and removal, recommends corporate governance guidelines applicable to us and evaluates our Chief Executive Officer.

Duties of our Nominating/Corporate Governance Committee related to nominations include:

•	identifying individuals qualified to become members of our Board of Directors;

•	reviewing periodically the memberships of each committee for appropriate board assignments, reassignments or removals of committee members;

•

making recommendations to our Board of Directors regarding the size and composition of our board and developing criteria for the selection of individuals to be considered as candidates for election to our board; and

•	evaluating director candidates proposed by stockholders and recommending to our Board of Directors appropriate action on each such candidate.

Duties of our Nominating/Corporate Governance Committee related to corporate governance include:

•	developing, monitoring and recommending appropriate changes to our corporate governance practices;

•	reviewing senior management membership on outside boards of directors;

•	developing, administering and overseeing procedures regarding the operation of our Code of Business Conduct and Ethics;

•	overseeing development of a program of management succession; and

•	reviewing and evaluating, at least annually, the performance of the committee and its members, including committee compliance with its charter.

Duties of our Nominating/Corporate Governance Committee related to evaluation of our Chief Executive Officer include:

•	conducting an annual review of the Chief Executive Officer’s performance and presenting its findings to our Board of Directors; and

•	considering such annual review in connection with the development, review and approval of management succession planning recommendations.

The Nominating/Corporate Governance Committee operates under a written charter adopted by the Board of Directors. For additional information regarding the Nominating/Corporate Governance Committee’s duties and responsibilities, please refer to the Nominating/Corporate Governance Committee’s Charter, which is available on the Company’s website at www.annies.com.

Three directors currently comprise the Nominating/Corporate Governance Committee: Mr. Peiros and Mesdames Klapstein and Whyte. Ms. Klapstein currently serves as the Chair of the Nominating/Corporate Governance Committee. As determined by our Board of Directors, each member of the Nominating/Corporate Governance Committee is independent under the applicable NYSE listing standards.

Nomination Process.  The Nominating/Corporate Governance Committee is responsible for reviewing the qualifications of potential director candidates and recommending to the Board those candidates to be nominated for election to the Board. Consistent with its Charter, the Nominating/Corporate Governance Committee recommends nominees to the Board as appropriate based on, among other things, knowledge, experience, skills, expertise, integrity, diversity, ability to make independent analytical inquiries and understanding of the Company’s business environment, all in the context of an assessment of the perceived needs of the Board at that time. Candidates who do not meet all of these criteria may still be considered and the Committee is responsible for assessing the appropriate balance of these criteria among our Board members. However, the Nominating/Corporate Governance Committee believes at a minimum, that nominees should have significant management or leadership experience, as well as personal and professional integrity. The Board of Directors may consider expanding the size of our Board to accommodate qualified candidates having desirable skills and experience. Our Nominating/Corporate Governance Committee has engaged, and we have paid a fee to, SpencerStuart to identify qualified candidates for nomination or appointment to our Board of Directors, such as Mr. Peiros.

Stockholders also may nominate directors for election at an annual meeting of stockholders by following the requirements of applicable law and the Company’s Bylaws, whose qualifications the Nominating/Corporate Governance Committee will consider. We may consider expanding the size of the Board to accommodate qualified candidates having desirable skills and experience. The Nominating/Corporate Governance Committee also evaluates and make recommendations to the full Board regarding the continued appropriateness of an individual director’s service on the Board and accordingly recommends whether current directors should be nominated by our Board of Directors for re-election by our stockholders.

Director Attendance at the Annual Meeting of Stockholders

It is a policy of the Board of Directors to encourage directors to attend each annual meeting of stockholders. Such attendance allows for direct interaction between stockholders and members of the Board of Directors. All of the then-current members of the Board of Directors were present at the 2012 Annual Meeting of Stockholders.

Corporate Governance Guidelines; Independent Director Stock Ownership

Our Board of Directors has established Corporate Governance Guidelines for the conduct and operation of the Board, which are available at www.annies.com.

We have structured the compensation of our independent directors to ensure that a significant portion of the equity we pay must be retained until six months following their termination of service. See “Director Compensation” for additional information.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers who serve on our Board of Directors or Compensation Committee.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics applicable to all of our employees, officers, directors and consultants, including our principal executive, financial and accounting officers and all persons performing similar functions. A copy of this code is available on our website at www.annies.com. The information contained on or accessible through our website is not part of this Proxy Statement.

Communications with the Board of Directors

Stockholders and other interested parties may contact any member (or all members) of the Board of Directors (including, without limitation, the non-management directors as a group), any Board of Directors committee or the Chair of any such committee by U.S. mail or by e-mail. To communicate with the Board of Directors, any individual director or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual director or group or committee of directors by either name or title. If by U.S. mail, such correspondence should be sent to Annie’s Secretary at 1610 Fifth Street, Berkeley, California 94710. E-mail messages should be sent to board@annies.com.

Documents Available on our Website; Requests for Documents

As noted above, our committee Charters, Corporate Governance Guidelines and Code of Business Conduct and Ethics are available on the investor relations section of our website at www.annies.com. Printed copies of these materials are also available to any stockholder upon written request to Annie’s Secretary at 1610 Fifth Street, Berkeley, California 94710. The information contained on or accessible through our website is not part of this Proxy Statement.

DIRECTOR COMPENSATION

Fiscal 2013 Director Compensation

The following table sets forth the fiscal 2013 compensation for the members of our Board of Directors. Mr. Foraker, the Company’s Chief Executive Officer, does not receive any additional compensation for his service as a director. Mr. Foraker’s compensation is reported in “Executive Compensation,” and accordingly he is not included in the table below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(3)	Option Awards ($)(4)	Total ($)
Molly F. Ashby	$—	$—	$—	$—
Julie D. Klapstein	35,833	70,802	—	106,635
Lawrence S. Peiros(1)	4,167	—	—	4,167
Bettina M. Whyte	50,000	70,802	—	120,802
Billie Ida Williamson	39,718	70,802	—	110,520
David A. Behnke(2)	41,116	70,802	—	111,918

(1)	Mr. Peiros joined our Board of Directors effective February 28, 2013.
(2)	Mr. Behnke resigned from our Board of Directors effective February 28, 2013.
(3)	Amounts represent the aggregate fair value (excluding the effect of estimated forfeitures), computed in accordance with FASB ASC Topic 718, of 1,564 restricted stock units granted to each of Mr. Behnke and Mesdames Klapstein, Whyte and Williamson on September 10, 2012. The Company determined such value based on the closing price of our common stock on the date of grant. At the end of fiscal 2013, each of the foregoing awards (except for the grant to Mr. Behnke) remained outstanding, resulting in an aggregate of 4,692 restricted stock units held by our non-employee directors.
(4)	At the end of fiscal 2013, Ms. Whyte was the only member of our Board of Directors to hold options to purchase our common stock. On June 29, 2011, Ms. Whyte was granted an option to purchase 18,591 shares at $17.55 per share. This option vests in three equal installments beginning with the first anniversary of the grant date.

Narrative Discussion of Director Compensation

Any director who is not considered independent under the corporate governance rules of the New York Stock Exchange does not receive compensation from us for his or her service on our Board of Directors. Accordingly, Mr. Foraker and Ms. Ashby do not receive compensation from us for their service on our Board of Directors. Our independent directors are paid quarterly in arrears the following amounts:

•	a base annual retainer of $35,000 in cash;

•	an additional annual retainer of $15,000 in cash to the chairman of each of the Audit Committee and the Compensation Committee; and

•	an additional annual retainer of $10,000 in cash to the chairman of the Nominating/Corporate Governance Committee.

In addition, each independent director is granted a number of restricted stock units under our Omnibus Incentive Plan equal to the number of shares of our common stock having a value of $50,000 (based on the closing market price of our common stock on the date of grant) each year on the date of our annual meeting of stockholders. Also, any independent director who becomes a member of our Board between annual meetings receives an additional grant of restricted stock units, having a value of $50,000, prorated for such service based on the number of complete months served prior to such initial grant. The restricted stock units vest over a one-year period (beginning in fiscal 2014, from annual meeting to annual meeting), subject to the recipient’s continued service as a director. Any vested restricted stock units are settled in shares of our common stock as follows: (i) 50% on the earlier to occur of (x) two years from the date of grant and (y) six months following the director’s departure from the Board of Directors; and (ii) 50% six months following the director’s departure from the Board of Directors. We also reimburse all of our directors for reasonable expenses incurred to attend Board or committee meetings.

Director and Officer Indemnification Agreements

We have entered into indemnification agreements with each of our current directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding as to which they could be indemnified. We intend to enter into indemnification agreements with our future directors and executive officers. Insofar as indemnification for liabilities arising under the Securities Act may be extended to directors, officers or persons controlling us pursuant to the foregoing, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and we will be governed by the final adjudication of such issue.

PROPOSAL 4

ADOPTION OF AMENDMENT TO

CERTIFICATE OF INCORPORATION

TO ELIMINATE VARIOUS PROVISIONS RELATED TO SOLERA CAPITAL, LLC AND ITS AFFILIATES THAT ARE NOW INAPPLICABLE

Overview

The Certificate of Incorporation of the Company currently contains several provisions related to Solera, which term is defined therein to mean Solera Capital, LLC and its affiliates. These provisions:

•

provide that for as long as Solera owns more than fifty percent (50%) of the total voting power of the Company, any director may be removed from office at any time for or without cause at a meeting of the stockholders called for that purpose by the affirmative vote of the holders of at least a majority of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors;

•	permit stockholders to act by written consent as long as Solera beneficially owns shares representing more than fifty percent (50%) of the total voting power of the Company;

•

provide that for as long as Solera owns more than fifty percent (50%) of the total voting power of the Company, the stockholders can adopt, amend or repeal the Company’s amended and restated bylaws and amend, alter, change or repeal certain enumerated provisions of the Certificate of Incorporation of the Company with a majority vote of the total voting power of the Company; and

•	permit Solera to call special meetings of stockholders, as long as it beneficially owns shares representing 35% or more of the total voting power of the Company.

Our Nominating/Corporate Governance Committee has recommended to the Board, and the Board has unanimously approved and declared advisable, and is submitting to a vote of the stockholders, an amendment to our Certificate of Incorporation to delete these provisions related to Solera (the “Inapplicable Provisions Deletion Amendment”). These rights, privileges and protections of Solera are no longer applicable since, as of March 31, 2013, Solera owns approximately 15% of the Company’s common stock. In addition, the Board believes these current provisions related to Solera are potentially confusing. Several other non-substantive amendments are also included in this proposal to clean-up the Certificate of Incorporation due to the intent of this amendment, such as by updating cross references.

Recommendation of the Board of Directors

The Board of Directors recommends that you vote “FOR” the adoption of the Inapplicable Provisions Deletion Amendment, which proposal is designated as Proposal 4.

Inapplicable Provisions Deletion Amendment

If Proposal 4 is approved, our Certificate of Incorporation will be amended to:

•	delete certain language relating to Solera in Section 5 of Article V;

•	delete clause (a) and certain language relating to Solera in clause (b) of Section 1 of Article XII;

•	delete certain language relating to Solera in Section 2 of Article XII;

•	delete certain language relating to Solera in Article XIV; and

•	make conforming cross reference and other clean-up changes in the Certificate of Incorporation.

The text of the proposed amendments to Articles V, XII and XIV of our Certificate of Incorporation to reflect the Inapplicable Provisions Deletion Amendment, marked to show the proposed changes, is attached as Annex B to this Proxy Statement. In the event the Inapplicable Provisions Deletion Amendment is adopted by the stockholders at the 2013 Annual Meeting, we will file the Inapplicable Provisions Deletion Amendment with the

Secretary of State of the State of Delaware shortly after the Annual Meeting and the amendment will become effective upon filing.

Vote Required

Assuming the presence of a quorum in person or by proxy at the 2013 Annual Meeting, the adoption of the Inapplicable Provisions Deletion Amendment requires the affirmative vote by the holders of 66 2/3% of the voting power of all the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors. Abstentions and broker non-votes will have the effect of a vote against this proposal. Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” the Inapplicable Provisions Deletion Amendment.

Second Restated Certificate of Incorporation

After the Annual Meeting, in the event that both the Declassification Amendment and the Inapplicable Provisions Deletion Amendment are adopted by the stockholders and thereafter filed with the Secretary of State of the State of Delaware, the Board has approved the filing of a Second Restated Certificate of Incorporation, incorporating such amendments. A copy of the Second Restated Certificate of Incorporation, marked to reflect cumulative changes from our Certificate of Incorporation as presently in effect, assuming stockholder approval of both the Declassification Amendment and the Inapplicable Provisions Deletion Amendment, is attached as Annex C to this Proxy Statement for informational purposes.

PROPOSAL 5

RATIFICATION OF SELECTION OF PRICEWATERHOUSECOOPERS LLP AS

ANNIE’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR ITS FISCAL YEAR ENDING MARCH 31, 2014

Overview

PricewaterhouseCoopers LLP (“PwC”) was our independent registered public accounting firm for fiscal 2013. The Audit Committee of our Board of Directors has also selected PwC as our independent registered public accounting firm for fiscal 2014.

The Sarbanes-Oxley Act requires that the Audit Committee be directly responsible for the appointment, compensation and oversight of the audit work of the independent registered public accounting firm. Neither Annies’s Bylaws nor our other governing documents or applicable law require stockholder ratification of the selection of PwC as our independent registered public accounting firm. However, at the recommendation of the Audit Committee, the Board is submitting the selection of PwC to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain PwC and may retain that firm or another firm without resubmitting the matter to Annie’s stockholders. Even if our stockholders vote on an advisory basis in favor of the selection of PwC, the Audit Committee may, in its discretion, select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Annie’s and its stockholders.

A representative of PwC is expected to be present at the 2013 Annual Meeting, and will be given an opportunity to make a statement if he or she so chooses and will be available to respond to appropriate questions.

Recommendation of the Board of Directors

The Board of Directors recommends that you vote “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as Annie’s independent registered public accounting firm for its fiscal year ending March 31, 2014, which proposal is designated as Proposal 5.

Vote Required

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the 2013 Annual Meeting will be required to ratify the selection of PwC. Abstentions will be counted toward the tabulation of votes on the proposal and will have the same effect as negative votes. Brokers have discretion to vote on this proposal. If any broker non-votes are submitted despite this discretion, they will be counted towards a quorum, but not counted for any purpose in determining whether this proposal has been approved. Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” the ratification of the selection of PwC.

Auditor’s Fees and Services

The following table represents aggregate fees billed to the Company by PwC for the fiscal years ended March 31, 2013 and 2012:

	Fiscal 2013	Fiscal 2012
Audit fees	$723,967	$1,552,400
Audit-related fees	—	—
Tax fees	79,570	169,700
All other fees	—	—

Total	$803,537	$1,722,100

The services rendered by PwC in connection with the fees presented above were as follows:

Audit Fees

In fiscal 2013, audit fees consisted of fees paid for the annual audit of the Company’s consolidated financial statements included in its Annual Report on Form 10-K, quarterly reviews of the Company’s condensed consolidated financial statements included in its quarterly reports on Form 10-Q, consents and review of other documents filed with the Securities and Exchange Commission, including two Registration Statements on Form S-1 relating to the secondary offerings.

In fiscal 2012, audit fees consisted of fees paid for the annual audit of the Company’s consolidated financial statements included in its Registration Statement on Form S-1 relating to the IPO and in its Annual Report on Form 10-K, consents and review of other documents filed with the Securities and Exchange Commission.

Audit-Related Fees

Audit-related fees typically consist of fees for assurance and related services not included in audit fees listed above. There were no such services provided by PwC in fiscal 2013 and 2012.

Tax Fees

In fiscal 2013 and 2012, tax fees consisted of fees for tax compliance, tax advice and tax planning.

All Other Fees

There were no other services provided by PwC in fiscal 2013 or 2012.

Audit Committee Pre-Approval Policies and Procedures Relating to Services by Auditor

Among its other duties, the Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent auditor. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent auditor. On an ongoing basis, management communicates specific projects and categories of services for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Audit Committee approves the requested engagement of the independent auditor. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. All services performed by PwC during fiscal 2013 and 2012 were approved in accordance with the Audit Committee’s pre-approval guidelines.

Report of the Audit Committee

The following report of the Audit Committee is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, irrespective of whether such filing is made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Management of the Company is responsible for the preparation and presentation of the Company’s financial statements, the effectiveness of internal control over financial reporting, and procedures that are reasonably designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditor, PricewaterhouseCoopers LLP (“PwC”), is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”). The Audit Committee’s responsibility is to monitor and oversee these processes on behalf of the Board of Directors. In fulfilling these oversight responsibilities, the Audit Committee has reviewed and discussed with management and PwC the audited financial statements for the fiscal year ended March 31, 2013. The Audit Committee has also discussed with PwC the matters required to be discussed with the independent registered public accounting firm by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the PCAOB in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence.

Based on the reviews and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2013.

Audit Committee

Bettina Whyte (Chair)

Julie Klapstein

Billie Ida Williamson

PROPOSAL 6

APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF

ANNIE’S NAMED EXECUTIVE OFFICERS AS

DISCLOSED IN THE PROXY STATEMENT

Overview

At the 2012 Annual Meeting of Stockholders, Annie’s stockholders indicated their preference that the Company solicit a non-binding advisory vote on the compensation of the named executive officers (commonly referred to as a “say-on-pay” vote) every year. The Board has adopted a policy consistent with that preference. In accordance with this policy, the Company is again asking the stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules.

Recommendation of the Board of Directors

The Board of Directors recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of Annie’s named executive officers as disclosed in this Proxy Statement, which proposal is designated as Proposal 6.

Advisory Vote on Named Executive Officer Compensation

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this Proxy Statement. The compensation of the Company’s named executive officers subject to this vote is set forth in the “Executive Compensation” section of this Proxy Statement and includes the disclosures in “Executive Compensation – Compensation Discussion and Analysis”, the compensation tables and the narrative discussion relating to the compensation tables. As discussed in greater detail in these disclosures, our executive compensation program is designed to attract, retain and motivate highly skilled executives with the business experience and acumen necessary for achievement of our long-term business objectives. In addition, the executive compensation program is designed to reward short- and long-term performance and to align the financial interests of executive officers with the interests of our stockholders.

Accordingly, we are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this Proxy Statement by casting a non-binding advisory vote “FOR” the following resolution at the 2013 Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

This vote is advisory and therefore not binding on Annie’s, the Compensation Committee or the Board of Directors. Additionally, it will not affect any compensation already paid or awarded to any named executive officer.

The Board of Directors and the Compensation Committee value the opinions of our stockholders. Our Compensation Committee expects to take the outcome of this vote into consideration in the course of its future deliberations and compensation decisions.

Vote Required

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the 2013 Annual Meeting will be required to approve, on an advisory basis, the compensation of Annie’s named executive officers as disclosed in this Proxy Statement. Abstentions will be counted toward the tabulation of votes on the proposal and will have the same effect as negative votes. Brokers do not have discretion to vote on this proposal and broker non-votes will not be counted for any purpose in determining whether this proposal has been approved. Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” the approval, on an advisory basis, of the compensation of Annie’s named executive officers as disclosed in this Proxy Statement.

EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers (ages as of July 1, 2013):

Name	Age	Position
John M. Foraker	50	Chief Executive Officer, Director
Kelly J. Kennedy	44	Chief Financial Officer and Treasurer
Amanda K. Martinez	37	Executive Vice President, Operations and Administration
Mark Mortimer	53	Executive Vice President, Sales and Marketing and Chief Customer Officer
Isobel A. Jones	46	General Counsel and Secretary

John M. Foraker has been our Chief Executive Officer and a member of our Board of Directors since 2004. For over sixteen years, Mr. Foraker has held various management positions with members of our corporate family. From 1994 until 1998, Mr. Foraker served as President of Napa Valley Kitchens, Inc. and from 1998 until 2004, he served as Chief Executive Officer and a member of the Board of Directors of Homegrown Natural Foods, Inc. Mr. Foraker holds a BS from the University of California, Davis and an MBA from the University of California, Berkeley.

Kelly J. Kennedy has been our Chief Financial Officer and Treasurer since August 2011. Ms. Kennedy has 20 years’ experience in management and finance including at some of the country’s top retail and consumer brands, both in private-equity backed start-up ventures and large public companies. Prior to joining us, from October 2010 to July 2011, Ms. Kennedy was Chief Financial Officer at Revolution Foods, Inc., a mission-based company serving fresh, healthy meals to students. From September 2009 to October 2010, she served as Chief Financial Officer of Established Brands, Inc., a footwear wholesaler. Ms. Kennedy has served as Chief Financial Officer for several iconic Bay Area brands, including Serena & Lily Inc. and Forklift Brands, Inc. (Boudin Bakeries), each on a part-time basis from March 2009 to September 2009, and Elephant Pharmacy, Inc. from May 2007 to February 2009. On February 10, 2009, Elephant Pharmacy filed for protection under Chapter 7 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Northern District of California. Ms. Kennedy also served in various senior finance roles at Williams-Sonoma, Inc. from November 2000 to May 2007 (including Corporate Financial Planning Manager, Director of Treasury and Vice President of Treasury) and at Dreyer’s Grand Ice Cream, Inc. Ms. Kennedy received a BA from Middlebury College and an MBA from Harvard Business School.

Amanda K. Martinez has been our Executive Vice President, Operations and Administration since January 2013. Ms. Martinez has deep and varied experience across food retail operations, including grocery, beverage and baking. Prior to joining Annie’s, Ms. Martinez served as Safeway, Inc.’s Vice President, Frozen Foods from March 2012 to January 2013; Vice President, U.S. Grocery Manufacturing Operations from September 2010 to March 2012; Director, Logistics from May 2009 to September 2010; and Director, Supply Chain from August 2004 to May 2009. During her tenure with Safeway, Ms. Martinez held leadership roles across procurement, marketing business processes, logistics, manufacturing and merchandising. Ms. Martinez holds a BS from Oregon State University.

Mark Mortimer has been with our company since 2006. Prior to becoming our Executive Vice President, Sales and Marketing and Chief Customer Officer in January 2013, Mr. Mortimer was our Senior Vice President, Sales and Chief Customer Officer from July 2010 to January 2013; our Senior Vice President, Sales and Brand Marketing from September 2008 to July 2010; and our Senior Vice President, Sales from August 2006 to September 2008. He has over 22 years of experience in senior sales and business development executive positions at Fortune 500 consumer products companies, including Del Monte Foods Company, The Clorox Company and PepsiCo, Inc. Before joining us, Mr. Mortimer served as the Vice President of Sales and Business Development for the Grocery Foods Group of ConAgra Foods, Inc. from August 2005 to July 2006. Mr. Mortimer received a BA from University of California, Los Angeles.

Isobel A. Jones has been our General Counsel and Secretary since April 2013. Ms. Jones has extensive experience in securities compliance, corporate governance and general corporate matters as well as prior experience in the food industry. Prior to joining us, from January 2012 to March 2013, Ms. Jones served as Vice President, General Counsel and Secretary of Peet’s Coffee & Tea, Inc., where she provided legal advice, guidance and support on corporate governance, securities compliance, employment and labor matters, litigation, contracts, intellectual property, investor relations and other matters. From June 2003 to January 2012, Ms. Jones was Associate General Counsel at Del Monte Foods Company, where she was responsible for SEC reporting and compliance, corporate governance matters, mergers and acquisitions, support of the treasury and investor relations functions and other general corporate issues. Ms. Jones also spent ten years as an associate at Cooley LLP, a national law firm. Ms. Jones earned her AB from Harvard University and her JD from Harvard Law School.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion describes and analyzes our executive compensation structure and compensation for our named executive officers, or NEOs, for fiscal 2013. Our NEOs for fiscal 2013 were John M. Foraker, our Chief Executive Officer, or CEO; Kelly J. Kennedy, our Chief Financial Officer, or CFO; Amanda K. Martinez, our Executive Vice President, Operations and Administration; Mark Mortimer, our Executive Vice President, Sales & Marketing and Chief Customer Officer; and Lawrence Waldman, our Senior Vice President, Supply Chain and Operations. Although the position of Senior Vice President, Supply Chain and Operations is no longer considered an executive officer position at our Company, Mr. Waldman is included in the following discussion as an NEO for fiscal 2013 in accordance with SEC rules.

Compensation Philosophy and Objectives

Our intent and philosophy in determining executive compensation is to deploy the talent necessary to further develop our business, while at the same time being prudent in the management of our cash and equity in light of the stage of the development of our Company. The primary objectives of our executive compensation program are as follows:

•	To attract, retain and motivate highly skilled executives with the business experience and acumen necessary for achievement of our long-term business objectives;

•

To align the interests of our executive officers and stockholders by incentivizing executive officers to increase stockholder value and rewarding executive officers when stockholder value increases; and

•	To recognize individual performance and individual contributions across the executive officer group.

In general, we compensate our NEOs with a combination of base salary, annual cash bonus, and long-term equity; as well as a benefit program that is generally made available to all employees. We believe this combination of cash, bonus and equity awards is largely consistent with the forms of compensation provided by other companies with which we compete for executive talent and, as such, is a package that is consistent with the expectations of our executives and of the market for executive talent.

Results of our 2012 “Say-On-Pay” Proxy Vote

At our 2012 Annual Meeting of Stockholders, we conducted, for the first time, a non-binding advisory vote of our stockholders on the compensation of our named executive officers for fiscal 2012. Over 99% of the total votes cast in connection with this advisory vote were votes “For” the resolution to approve the compensation of our named executive officers. Our Compensation Committee discussed the outcome of this vote. In light of the strong positive support for our named executive officers’ fiscal 2012 compensation, no subsequent actions or decisions with respect to the compensation of our executive officers were directly attributable to the results of the vote. The primary components of our executive compensation program did not change from fiscal 2012 to 2013.

At our 2013 Annual Meeting we expect to conduct a similar non-binding advisory vote on the compensation of our NEOs for fiscal 2013. Our Compensation Committee expects to take the outcome of this vote into consideration in the course of its future deliberations and compensation decisions.

Elements of Compensation

Our current executive compensation program consists of the following key components:

Base Salary.  The primary component of compensation for our NEOs is generally base salary. Base salary represents the most basic, fixed portion of our NEOs’ compensation and is an important element of a compensation program designed to attract and retain talented executive officers. Our Compensation Committee typically reviews executive base salaries in the first quarter of each fiscal year, taking into account their general knowledge of the compensation practices within our industry; our CEO’s recommendations (other than with respect to himself); the scope and impact of each executive’s role, individual performance, and prior salary level;

and the most recently presented Comparative Data (as discussed under “—Benchmarking” below). Base salary increases typically take effect during the first quarter of the fiscal year. Base salary may also be re-evaluated based on business circumstances, such as in connection with a promotion or a significant change in responsibilities.

Cash Bonuses.  All of our NEOs participate in a company-wide annual cash bonus program designed to align a portion of the total direct cash compensation we provide our employees, including our NEOs, with our short-term operating plan and long-term strategic objectives and the interests of our company and our stockholders. Typically, these bonuses are linked to the achievement of certain of our annual financial objectives, allowing us to reward our NEOs only to the extent we achieve the goals pre-set by our Compensation Committee.

Near the beginning of each fiscal year, our Compensation Committee, in consultation with our CEO, determines the financial objectives upon which annual bonuses for the fiscal year will be based, and establishes a target award for each executive officer. In addition, individual goals are established for each executive officer in connection with the annual cash bonus program and performance against these goals is used by the Committee in exercising negative discretion over final payout amounts. In establishing each executive’s target award, the Committee generally considers the same factors as considered in connection with base salary decisions.

After the end of the fiscal year, our Compensation Committee, in consultation with our CEO and our CFO, determines the extent to which the financial objectives were met. In addition, our CEO evaluates each executive officer’s performance against their individual goals (including a self-assessment) and recommends (other than for himself) bonus amounts. Our Compensation Committee takes into account our CEO’s recommendations and determines the final bonus amounts for all of our NEOs.

Long-term Equity Compensation.  Our equity program is designed to be sufficiently competitive to allow us to attract and retain talented executives and to align executive compensation with increasing stockholder value. Awards are typically made in connection with an executive’s initial hire by Annie’s as well as annually. Awards may also be made in connection with significant promotions or increased responsibilities.

Annual Awards—Beginning with our initial public offering, or IPO, we began awarding performance share units to our senior management in addition to the non-qualified stock options we had historically used. In general, for each executive officer, we expect that one-half of the value of annual grants of long-term equity compensation will be awarded in the form of performance share units and the other half in stock options.

Our Compensation Committee believes the service-based and change-in-control vesting provisions of our equity awards enhance our ability to retain our NEOs and the performance-based vesting criteria provide incentives to our NEOs to assure that our Company meets certain business objectives. Both performance share units and stock options provide incentives to enhance stockholder value over the long-term. Performance share units vest or are forfeited after a three-year performance period, based on the cumulative compounded adjusted diluted EPS growth rate during the performance period; but if such performance share units vest, the resultant stock will have value even if the Company’s stock price declines. Stock options generally vest based on continued employment (usually over five years); but because we award stock options with an exercise price equal to the fair market value of our common stock on the date of grant, these options will have value to the grantee only if the market price of our common stock increases after the date of grant.

New Hire and Promotion Awards—We have historically granted stock options to senior management in connection with their hiring. Such grants may be made upon employment, after employment begins or both. The size of these initial stock option awards in total is determined based on the executive’s position with us and perceived long-term value and potential, taking into consideration our CEO’s recommendation as well as the executive’s base salary and other compensation. The initial stock option awards are intended to provide the executive with an incentive to build value in the organization over an extended period of time, typically four to five years. We may also grant additional stock options in connection with a promotion or significant change in responsibilities, taking into consideration our CEO’s recommendation as well as the executive’s overall compensation package and the executive’s existing equity holdings.

Other Compensation.  We provide limited perquisites to some of our NEOs and also provide all of our NEOs with the same benefits generally provided to our other employees and limited change-in-control benefits as described further under “—Fiscal 2013 Compensation Decisions” below.

Compensation Decision Process; Role of Independent Compensation Committee Consultant

Our Compensation Committee determines and approves the annual compensation of our CEO and our other executive officers and regularly reports its compensation decisions to our Board of Directors. Our Compensation Committee also administers our equity compensation plans.

Our CEO reviews the performance of our executives and provides significant input to our Compensation Committee with respect to the compensation of our executives other than himself.

In October 2011, as part of our transition to a publicly held company, our Compensation Committee retained Frederic W. Cook & Co., Inc., or Cook & Co., as its independent compensation consultant to assist in developing our approach to executive compensation. As part of this engagement, in February 2012, Cook & Co. assisted in the development of an appropriate peer group and provided benchmark compensation data to help establish a competitive compensation program for our executive officers. In December 2012, Cook & Co. updated the peer group and in February 2013 provided new benchmark compensation data. Although NYSE rules relating to the required evaluation of the independence of advisers was not yet effective, in May 2013, the Compensation Committee evaluated the independence of Cook & Co. in accordance with these rules and concluded that Cook & Co. was independent.

As we gain experience as a public company, we expect that the specific direction, emphasis and components of our executive compensation program will continue to evolve. Accordingly, the compensation paid to our NEOs for fiscal 2013 may not necessarily be indicative of how we may compensate our NEOs in the future.

Benchmarking

In connection with establishing the post-IPO compensation for our NEOs, Cook & Co. recommended, and in February 2012 our Compensation Committee approved, a peer group consisting of publicly traded food and beverage companies of a similar or larger size to us. The peer group companies consisted of:

— B&G Foods, Inc.	— Inventure Foods, Inc.	— Peet’s Coffee & Tea, Inc.

— The Boston Beer Company, Inc.	— J&J Snack Foods Corp.	— Schiff Nutrition International, Inc.

— Calavo Growers, Inc.	— Lifeway Foods, Inc.	— Smart Balance, Inc.

— Craft Brew Alliance, Inc.	— Medifast, Inc.	— Teavana Holdings, Inc.

— The Hain Celestial Group, Inc.

These companies had revenues ranging from $68 million to $1,130 million, with median revenue of $283 million; and net incomes ranging from $3 million to $60 million, with median net income of $14 million.

In December 2012, Cook & Co. updated its work for the Committee and recommended a revised peer group, which was approved by our Compensation Committee. The revised peer group reflects six new peer companies and excludes The Boston Beer Company, Inc. and Craft Brew Alliance, Inc., which had previously been included. Annie’s revised peer group companies consist of:

— B&G Foods, Inc. — Calavo Growers, Inc. — The Fresh Market, Inc.* — The Hain Celestial Group, Inc. — Inventure Foods, Inc. — J&J Snack Foods Corp.	— Jamba, Inc.* — LifeVantage Corporation* — Lifeway Foods, Inc. — Medifast, Inc. — Natural Grocers by Vitamin Cottage, Inc.*	— Nature’s Sunshine Products, Inc.* — Peet’s Coffee & Tea, Inc. — Schiff Nutrition International, Inc. — Smart Balance, Inc. — Teavana Holdings, Inc. — The WhiteWave Foods Company*

*	Added in December 2012

The companies in the revised peer group had revenues ranging from $84 million to $2,068 million, with median revenue of $343 million; and net incomes ranging from a loss of $1 million to income of $176 million, with median net income of $30 million. Annie’s size relative to the revised peer group approximates the 25th percentile when revenue, EBITDA, net income, total assets, market cap, enterprise value and total employees are all taken into account.

We refer to compensation data from our peer group, which focused on total direct compensation (base salary, target bonus and long-term incentives), as “Comparative Data.” We believe, however, that it is difficult to find peers that are truly comparable to us as very few public branded food companies have our growth profile, which is high, and our aggregate business size, which is small. Additionally, there are also almost no comparable public natural or organic food companies as the best comparable brands are owned by larger consumer packaged goods companies. Because the companies in our peer group are larger than us on average, our Compensation Committee has generally used the 25th percentile of the Comparative Data as a reference point in connection with compensation decisions. Our Compensation Committee also considers how our positions and related levels of responsibility may differ from similarly titled positions at our peer companies and consequently may reference other percentile data from time to time as it deems appropriate. As noted above under “—Compensation Philosophy and Objectives,” prevailing market conditions as indicated by the Comparative Data is only one factor used by our Committee in setting the compensation of our NEOs.

Fiscal 2013 Compensation Decisions

Base Salary.

Annual Review Adjustments—As part of its annual review of executive compensation, in May 2012, our Compensation Committee approved annualized base salaries for our then employed NEOs effective May 1, 2012, as follows:

Named Executive Officer	Prior Salary	Annual Salary (as effective May 1, 2012)	% Change
Kelly J. Kennedy	$250,000	$270,000	8.0%
Mark Mortimer	265,000	280,000	5.7%
Lawrence Waldman	210,000	215,000	2.4%

Each of the above increases took into account the accomplishments of each individual during the prior fiscal year. The merit increases for Ms. Kennedy and for Messrs. Mortimer and Waldman placed each at approximately the 25th percentile of the Comparative Data. Mr. Foraker requested that he not be considered for an increase in May 2012 in light of his new executive employment agreement effective February 22, 2012, which had included an increase in Mr. Foraker’s annual base salary from $335,000 to $365,000.

New Hire and Promotion—Effective January 7, 2013, Mr. Mortimer’s base salary was further increased to $300,000 per annum to reflect the significant increase in his overall responsibilities with his promotion from Senior Vice President, Sales, Chief Customer Officer to Executive Vice President, Sales & Marketing, Chief Customer Officer. Upon commencement of her employment in January 2013, Ms. Martinez’s base salary was set at $225,000 per annum. These salaries were negotiated by Mr. Foraker within the parameters approved by the Compensation Committee. With respect to Mr. Mortimer, these parameters were based on median Comparative Data, internal pay comparisons as well as Mr. Mortimer’s total compensation package. With respect to Ms. Martinez, these parameters were based on a total compensation package that the Committee believed would be competitive in the marketplace and enable the Company to successfully recruit for and fill this position.

Cash Bonus.  Our Compensation Committee adopted an annual cash bonus plan for fiscal 2013, or the 2013 Bonus Plan, in order to reward the performance of our executive officers in achieving our financial and strategic objectives. In May 2012, our Compensation Committee established target bonus amounts under the 2013 Bonus Plan for each of our then-employed NEOs (expressed as a percentage of base salary). The target bonus amount for fiscal 2013 for each of the Company’s NEOs was the same as in fiscal 2012; except that the Compensation Committee increased Mr. Mortimer’s target bonus amount from 35% to 45% to reflect his growth potential and increasing importance as a leader inside and outside the Company. Ms. Martinez’s target bonus amount was established in connection with her employment by the Company in January 2013 and was negotiated by Mr. Foraker (within the parameters approved by the Compensation Committee).

Actual bonus amounts were tied to the achievement of EBIT and net sales, with 40% of the resultant amount subject to reduction depending upon the NEO’s achievement of individual goals. Given our minimal capital expenditures and related depreciation, EBIT is not materially different than EBITDA.

The following table shows the 2013 Bonus Plan targets as a percentage of each NEO’s base salary:

Named Executive Officer	EBIT Related Bonus	Net Sales Related Bonus	Total Target Bonus Amount(1)
John M. Foraker	25.0%	25.0%	50.0%
Kelly J. Kennedy	17.5%	17.5%	35.0%
Amanda K. Martinez	25.0%	25.0%	50.0%
Mark Mortimer	22.5%	22.5%	45.0%
Lawrence Waldman	17.5%	17.5%	35.0	%(2)

(1)	Subject to reduction based on the NEO’s achievement of individual goals, as discussed below.
(2)	Does not include additional “Fat Rabbit” bonus opportunity discussed below.

Our Compensation Committee believed the combination of EBIT and net sales targets would motivate our employees, including our NEOs, to generate both top-line and profitability growth. The 2013 Bonus Plan was designed in substantially the same manner as our fiscal 2012 annual bonus plan, except that (i) to provide equal emphasis on top-line and profitability growth, the EBIT and net sales performance measures were weighted equally rather than 40% and 60%, respectively, and (ii) to create a stronger incentive for performance, there was no maximum associated with either EBIT or net sales; however, the maximum total payout was capped at 180% of target. The Compensation Committee established a sliding scale of attainment for each performance metric, setting forth the incentive payout percentage associated with different levels of performance. EBIT and net sales at target were based upon our fiscal 2013 annual operating plan and, overall, our Compensation Committee set the targets under the 2013 Bonus Plan at levels that it believed required a significant level of performance. The incentive payout percentage associated with various performance levels of EBIT and net sales, including target and threshold, are set forth below.

	EBIT Performance Levels Established by Committee (in millions)	EBIT % Growth (vs. Fiscal 2012) Adjusted EBIT(1)	Incentive Payout % Based Upon EBIT	Net Sales Performance Levels Established by Committee (in millions)	Net Sales % Growth (vs. Fiscal 2012) Net Sales	Incentive Payout % Based Upon Net Sales
	$27.0	50.0%	200%	$178.8	26.5%	150%
	24.8	37.5%	150%	170.6	20.8%	125%
Target	22.5	25.0%	100%	162.5	15.0%	100%
	20.3	12.5%	60%	154.4	9.3%	50%
Threshold	18.0	0.0%	20%	146.3	3.5%	0%

(1)	At the time targets were set for fiscal 2013, we had not completed our fiscal 2012 audit. At the time targets were set, Adjusted EBIT for fiscal 2012 of $18 million represented EBIT of $16.3 million, adjusted by $1.7 million to exclude the impact of the change in fair value of convertible preferred stock warrant liability. Adjusted EBITDA for fiscal 2012, as presented in our Annual Report on Form 10-K for fiscal 2013, includes additional adjustments.

During fiscal 2013, the Company announced a recall of its frozen pizza products, which impacted EBIT and net sales; and conducted two secondary offerings, which impacted EBIT. Our Compensation Committee scored performance based on adjusted EBIT and adjusted net sales, which excluded from EBIT $2.3 million of expense related to the recall and $1.2 million of costs related to the secondary offerings and excluded from net sales $1.1 million of impact related to the recall. Management recommended scoring based on adjusted results because such results were consistent with those generally used by analysts to evaluate our Company and because it believed fiscal 2014 bonus payments should exclude the benefit of any recall related insurance or other recovery proceeds that may be received by the Company. Based on our EBIT and net sales for fiscal 2013 of $20.0 million and $170.0 million, adjusted EBIT was $23.5 million and adjusted net sales were $171.1 million. The Committee determined that the EBIT target amount was exceeded by $1.0 million, or approximately 4%, resulting in an EBIT incentive payout percentage of 120%; and that the net sales target amount was exceeded by over $8.6 million, or approximately 5%, resulting in a net sales incentive payout percentage of 125%. Given the equal weighting of these performance measures, the overall incentive payout percentage was 122.5%.

Final payout amounts for each NEO were based on this overall payout percentage as well as such NEO’s performance against his or her individual goals. For each of the NEOs, 60% of his or her target bonus amount multiplied by the 122.5% payout percentage was paid based solely upon the Company’s performance against the EBIT and net sales targets; the other 40% multiplied by the 122.5% payout percentage was paid based on the NEO’s achievement of his or her individual goals, with a maximum score of 100% resulting in a full payout of this component. Individual goals established at the beginning of fiscal 2013 for our NEOs included: for Mr. Foraker—goals related to the Company’s performance, its ERP implementation, frozen pizza roll-out, investor relations and development of Company personnel; for Ms. Kennedy—goals related to the Company’s ERP implementation, efficiency projects, investor relations, Section 404 of the Sarbanes-Oxley Act and internal reporting; for Mr. Mortimer—goals related to the Company’s “Key 33” items, pizza, the sales organization and gross sales to net sales conversion; and for Mr. Waldman—goals related to efficiency projects, pizza, the operations organization, supply chain and sustainability, and the Company’s ERP implementation. Specific individual goals were not established for Ms. Martinez by the Committee upon her employment in January 2013; the Committee exercised its discretion based on Ms. Martinez’s overall performance.

Based on the overall incentive payout percentage relating to EBIT and net sales as well as each NEO’s performance against their individual goals, the Compensation Committee approved the payments to our NEOs under the 2013 Bonus Plan (which are set forth below as compared to total target amount and possible payment amount if individual goals were achieved at 100%):

Named Executive Officer	Total Target Bonus Amount	Maximum Possible Bonus Payout Based on Fiscal 2013 Adjusted EBIT and Adjusted Net Sales Performance	Total 2013 Bonus Plan Amount Paid
John M. Foraker	$182,500	$223,563	$223,563
Kelly J. Kennedy	93,042	113,976	98,019
Amanda K. Martinez	19,615	24,029	24,029
Mark Mortimer	126,451	154,902	153,044
Lawrence Waldman	74,885	91,734	81,185	(1)

(1)	Does not include additional “Fat Rabbit” bonus of $45,500 discussed below.

In addition to the 2013 Bonus Plan, Mr. Waldman was eligible for an additional cash bonus award based on annualized projected cost savings and actual cost savings related to efficiency projects, referred to internally as “Fat Rabbits,” completed during fiscal 2013. Based on his achievement against this opportunity, the Compensation Committee awarded Mr. Waldman an additional cash bonus in the amount of $45,500.

Long-term Equity Compensation.

Annual Awards—No annual awards were granted in fiscal 2013. In connection with our IPO, the Compensation Committee granted our then-employed NEOs (Messrs. Foraker, Mortimer and Waldman and Ms. Kennedy) stock options with an exercise price equal to our IPO price of $19 and performance share units that vest based on specified levels of a cumulative compounded adjusted earnings per diluted share growth rate from April 1, 2012 through March 31, 2015. The size of these awards were generally determined by taking the applicable 25th percentile Comparative Data, splitting such amount equally between options and performance share units, and then doubling the amount of options. The Compensation Committee doubled the options in order to leverage the opportunity presented by the IPO in connection with the incentive and retention aspects of the options. In light of the “double grant” of options, the Committee determined that these options would vest over five years as usual, but with 25% vesting on each of the second, third, fourth and fifth anniversaries of the effective date of grant (as opposed to our standard 20% per year). See “Outstanding Equity Awards at Fiscal 2013 Year-End” and “Potential Payments upon Termination or Change in Control” for more information with respect to the vesting of these stock options and performance share units.

These awards were granted at the very end of fiscal 2012 and accordingly replaced our fiscal 2013 annual awards. Additionally, as intended when the “double grant” was awarded in fiscal 2012, Messrs. Foraker, Mortimer and Waldman and Ms. Kennedy did not receive an annual option award in May of fiscal 2014 and only received an annual performance share unit award as discussed in “—Fiscal 2014 Compensation Decisions—Long-term Equity Compensation” below.

New Hire and Promotion Awards—In fiscal 2013, the Compensation Committee granted Mr. Mortimer a stock option award in connection with his expansion of responsibilities and promotion to executive vice president. Ms. Martinez received a new hire award effective upon her hire date. These awards were negotiated by Mr. Foraker within the parameters approved by the Compensation Committee. In February 2013, Ms. Martinez received an additional new hire grant. This additional grant was intended to recognize Ms. Martinez’s important contributions made since her initial hire date, her significant leadership potential and perceived long-term value to the Company, as well as to create appropriate long-term incentives given her important role within our Company.

Clawbacks and Other Provisions—Awards under our Omnibus Incentive Plan are subject to forfeiture or clawback in the event of a violation of certain confidentiality, non-solicitation and other covenants, as well as in connection with a financial restatement. Additionally, shares acquired pursuant to awards granted under the Plan may be subject to minimum retention requirements.

Other Compensation.  We provide Messrs. Mortimer and Waldman with car allowances of $500 and $700 per month, respectively. We also provide our NEOs with the same benefits generally provided to all other employees, including in fiscal 2013 a commuter allowance of $150 per month for Mr. Foraker that was provided to all employees previously employed at our Napa location. Concurrently with the June 1, 2013 effective date of fiscal 2014 merit increases, these commuter allowances have been eliminated and included in base salary for all affected employees, including Mr. Foraker.

In May 2013, the Compensation Committee approved a travel allowance for Mr. Mortimer of $4,500 per month effective upon his promotion from Senior Vice President, Sales, Chief Customer Officer to Executive Vice President, Sales & Marketing, Chief Customer Officer, in recognition of increased travel to our Berkeley headquarters that was expected to be necessary as a result of his promotion.

Our NEOs are eligible to participate in our 401(k) plan, which is generally available to all employees and allows participants to defer amounts of their annual compensation before taxes, up to the maximum amount specified by the Code. In fiscal 2013, we matched 50% of an employee’s contributions to the plan, up to 6% of the employee’s compensation, up to a total match of $4,000 per calendar year. Based on the deduction timing selected by a participant, it is possible that the Company match could exceed $4,000 in a fiscal year.

Fiscal 2014 Compensation Decisions

Base Salary. As part of its annual review of executive compensation, in May 2013, our Compensation Committee approved annualized base salaries for each of our current executive officers (except Ms. Jones, our General Counsel and Secretary who joined the Company in April) as follows:

Named Executive Officer	Prior Salary	Annual Salary (as effective June 1, 2013)	% Change
John M. Foraker	$365,000	$400,000	9.6%
Kelly J. Kennedy	270,000	275,400	2.0%
Amanda K. Martinez	225,000	235,000	4.4%
Mark Mortimer	300,000	310,000	3.3%

Upon commencement of her employment in April 2013, Ms. Jones’s base salary was set at $250,000 per annum.

Cash Bonus.  For fiscal 2014, our Compensation Committee adopted a cash bonus plan similar in structure to our 2013 Bonus Plan, except that (i) to align the performance metrics with measures publicly reported, EBIT was replaced with adjusted operating income, and (ii) to simplify communication of the plan while still establishing strong incentives for performance, each of the performance measures was capped at 200% of target, resulting in a total cap of 200%.

Mr. Foraker’s target bonus under the 2014 Bonus Plan was increased from 50% to 60% of his base salary, reflecting his important role in the Company, the Committee’s desire to tie more of Mr. Foraker’s compensation directly to Company results, and Comparative Data for total direct cash compensation (base salary plus target bonus) at the 25th percentile for total direct cash compensation (base salary plus target bonus). Mr. Mortimer’s target bonus was increased from 45% to 50%, reflecting his important role in achieving the growth objectives of the Company, internal consistency between our two executive vice presidents and Comparative Data at the mean for total direct cash compensation.

Long-term Equity Compensation.

Annual Awards—On May 30, 2013, the Compensation Committee approved annual long-term equity awards. As discussed above in “—Elements of Compensation—Long-term Equity Compensation,” the Committee generally intends that the value of annual awards will be split evenly between options and performance share units. However, as discussed above in “—Fiscal 2013 Compensation Decisions—Long-term Equity

Compensation,” executives who received a “double grant” of options in fiscal 2012 in connection with our IPO did not receive an annual option award in fiscal 2014 and accordingly received annual equity at half the “targeted” annual value for fiscal 2014, with all such value delivered in performance share units.

Executives who did not receive the “double grant” of options in fiscal 2012 received their full “targeted” annual value for fiscal 2014 in connection with the annual long-term equity awards granted on May 30, 2013, with the value split roughly evenly between options and performance share units (excluding the impact of any new-hire awards discussed below). Options granted to these executives on May 30, 2013 vest over five years, with 20% vesting each year.

Performance share units granted on May 30, 2013 vest on three-year compound adjusted diluted EPS growth similar to the performance share units that were granted in connection with our IPO, but the performance period is April 1, 2013 through March 31, 2016.

New Hire Awards—Effective upon commencement of her employment with the Company, Ms. Jones received performance share units and options. These awards vest on the same basis as the performance share units and options awarded to other executives in connection with our IPO. On May 30, 2013, in connection with the annual awards, Ms. Jones received additional options as an additional new hire grant. Like the additional new hire grant made to Ms. Martinez in fiscal 2013, the additional options awarded to Ms. Jones in conjunction with the annual awards were intended to recognize Ms. Jones’s significant potential and perceived long-term value to the Company, as well as to create appropriate long-term incentives.

The fiscal 2014 annual and new-hire awards described above are set forth in the following table:

	Grant Date	Approval Date	Performance Share Units (PSU)			Stock Options (#)	Exercise Price of Stock Option ($ / Sh)	Grant Date Fair Value of PSU and Stock Option Awards ($)
Name			Threshold (#)	Target (#)	Maximum (#)
John M. Foraker	5/30/2013	5/30/2013	2,820	5,640	8,460			$110,065	(1)

Kelly J. Kennedy	5/30/2013	5/30/2013	1,000	2,000	3,000			39,030	(1)

Amanda K. Martinez	5/30/2013	5/30/2013				2,070	$39.03	29,517
	5/30/2013	5/30/2013	375	750	1,125			14,636	(1)

Mark Mortimer	5/30/2013	5/30/2013	875	1,750	2,625			34,151	(1)

Isobel A. Jones	4/1/2013	2/27/2013				4,268	38.84	59,989
	4/1/2013	2/27/2013	772	1,544	2,316			29,984	(1)
	5/30/2013	5/30/2013				15,000	39.03	213,891
	5/30/2013	5/30/2013	315	630	945			12,294	(1)

(1)	Grant date fair value of performance share units reported at threshold performance.

Severance and Change in Control

We provide limited benefits to our NEOs upon termination and changes in control, as summarized below.

CEO Employment Agreement.  Mr. Foraker’s employment agreement provides for severance and other benefits designed to provide economic protection so that he could remain focused on our business without undue personal concern in the event that his position was eliminated or significantly altered by us, which is particularly important in light of his leadership role at the Company. Our Board of Directors believes that providing severance or similar benefits is common among similarly situated companies and remains essential to recruiting and retaining a CEO, which is a fundamental objective of our executive compensation program. See “Potential Payments upon Termination or Change in Control—Agreements with Executives” for additional information regarding the terms of Mr. Foraker’s employment agreement.

Change in Control Provisions in the Omnibus Incentive Plan.  The prospect of a change in control of the Company can cause significant distraction and uncertainty for executive officers. Accordingly, our Board of Directors believes that appropriate change in control provisions in equity award agreements are important tools for aligning executives’ interests in change in control transactions with those of our stockholders by allowing our executive officers to focus on strategic transactions that may be in the best interest of our stockholders without undue concern regarding the effect of such transactions on their continued employment or future compensation. Additionally, our Board of Directors believes that the incentive nature of our long-term equity awards would be undermined absent such provisions.

Accordingly, awards under our Omnibus Incentive Plan generally provide for accelerated vesting in the event an employee is terminated without cause within 24 months following a change in control. Additionally, in the event awards are not assumed or replaced by the successor entity (or would otherwise terminate), awards will accelerate and vest in connection with the change in control. For more information regarding the potential payments that would have been provided to our NEOs in connection with a change in control on March 31, 2013, see “Potential Payments upon Termination or Change in Control.”

Other Compensation Practices and Policies

Tax Considerations.  Section 162(m) of the Code, generally disallows a federal income tax deduction to public companies for compensation greater than $1.0 million paid for any fiscal year to a corporation’s chief executive officer and to certain other highly compensated executive officers. Prior to our IPO, our Board of Directors did not take the deductibility limit imposed by Section 162(m) into consideration in setting compensation because we were not a public company. This limitation generally does not apply to performance-based compensation under a plan that is approved by the stockholders of a company that also meets certain other technical requirements. The Amended and Restated 2004 Stock Option Plan and Omnibus Incentive Plan were adopted and approved by stockholders prior to our IPO and therefore awards under both plans generally are exempt from Section 162(m) during a reliance period under applicable regulations (other than performance share unit and similar awards that vest after the reliance period). With respect to each plan, this reliance period ends upon the earlier of: (i) the first meeting of stockholders at which directors are to be elected that occurs after December 31, 2015; (ii) the expiration of the plan; (iii) the issuance of all stock under the plan; or (iv) the date such plan is materially amended.

While we expect that our Compensation Committee will consider deductibility under Section 162(m) with respect to future compensation arrangements established after the reliance period, deductibility will not be the only factor used in ascertaining appropriate levels or types of compensation. Since corporate objectives many not always be consistent with the requirements for deductibility, our Compensation Committee may award compensation in the future which is not fully deductible under Section 162(m).

Policy Regarding the Timing of Equity Awards.  Our Compensation Committee generally intends to make annual awards of stock options and other equity awards (such as the performance share units awarded to our executives) to eligible employees in conjunction with our annual performance reviews and related merit increases. Accordingly, such annual awards are expected to typically occur in late May or early June. Under our Omnibus Incentive Plan, the exercise price of an option must be at least the fair market value of our common stock on the grant date—typically the closing sale price on the New York Stock Exchange on the effective date of grant.

In addition to annual long-term equity incentive awards, the Committee typically awards “new hire” option grants to new hires at the level of vice president or above, including to executive officers. The initial new-hire awards are typically effective upon the employee’s start date, with an exercise price equal to the fair market value of our common stock on such date as determined above. For administrative purposes, our Compensation Committee may approve a new-hire grant in advance of the anticipated start date that is effective on the start date. Additional new hire grants may be approved after an executive’s start date. The timing of such awards is expected to be generally dependent upon the timing of already scheduled Compensation Committee meetings. Historically, the Committee had also followed similar processes with respect to director-level new hires; however, as noted below, it recently delegated this authority to our CEO, Mr. Foraker.

In May 2013, the Committee delegated to Mr. Foraker the authority to grant stock options, performance share units and restricted stock units to employees below the level of vice president. Such awards may be made to current or new employees, subject to Mr. Foraker’s discretion. Pursuant to this delegated authority, Mr. Foraker may make awards through June 1, 2014, up to a maximum aggregate value of $225,000.

Stock Ownership Policies.  On September 10, 2012, we adopted stock ownership and retention guidelines for our most senior management that we believe are appropriate to align the financial interests of management with those of the Company and its stockholders. These guidelines include an ownership target of 6x base salary for our CEO as well as certain retention requirements. Our Compensation Committee may grant relief from the guidelines, including the retention requirements, in its sole discretion based on special circumstances, including financial hardship, compliance with a court order or estate planning. Our Compensation Committee will review each executive officer’s compliance with the guidelines at least annually and will report the level of compliance to our Board of Directors. In addition, all of our executive officers currently have a direct or indirect equity interest through their equity awards, and we believe that they regard the potential returns from these interests as a significant element of their compensation.

Prohibition on Hedging and Other Transactions.  The Company has adopted an Insider Trading Policy. Under this Policy, directors, executive officers and other select employees are prohibited from engaging in hedging and similar transactions with respect to Annie’s common stock, buying and selling derivative securities relating to Annie’s common stock, holding Annie’s common stock in a margin account, and pledging Annie’s common stock as collateral for a loan.

Recoupment Policy.  We have a recoupment policy to adjust or recover bonuses or incentive compensation paid to executive officers where such bonuses or payments were based on financial statements that were subsequently restated or in the event of a violation of certain confidentiality, non-solicitation or other covenants. We are also subject to the recoupment requirements under the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act and other applicable laws. We have made all awards under our Omnibus Incentive Plan specifically subject to any compensation recapture policies required by applicable law or established by our Board of Directors or Compensation Committee from time to time.

Report of the Compensation Committee

The following report of the Compensation Committee is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, irrespective of whether such filing is made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and, based on such review and discussions, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2013.

Compensation Committee

Lawrence Peiros (Chair)

Billie Ida Williamson

Julie Klapstein

Compensation Risk Assessment

We believe the mix and design of our compensation policies and programs encourages our employees to remain focused on both the short-and long-term goals of the Company and do not motivate imprudent risk taking. For example, while our cash incentive program measures performance on an annual basis, our equity awards typically vest over a number of years, which we believe encourages employees to focus on the long-term value of the Company.

In May 2013, the Company’s head of internal audit, with the assistance of the Company’s general counsel, conducted a risk assessment of Annie’s compensation policies and programs. In conducting the assessment, our head of internal audit inventoried our programs, considered the risks that such programs could engender and then evaluated the factors that could mitigate such risks.

The completed risk assessment was presented to the Compensation Committee in May 2013. Based on this report and the Compensation Committee’s own review of the Company’s executive compensation practices, the Company does not believe that its compensation policies and practices entail risks that are reasonably likely to have material adverse impact on the Company.

Summary Compensation Table

The following table shows compensation awarded or paid to, or earned by, our NEOs for fiscal years ended March 31, 2013, 2012 and 2011 (to the extent such NEO was employed by us during such year):

Name and Principal Position(1)	Fiscal Year	Salary ($)	Bonus ($)		Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
John M. Foraker	2013	$365,000	$—		$—	$—	$223,563	$—	$22,724	$611,287
Chief Executive Officer	2012	336,583	—		112,499	450,000	198,000	—	516,570	1,613,652
	2011	323,125	—		—	—	270,000	—	13,085	606,210

Kelly J. Kennedy	2013	268,333	—		—	—	98,019	—	17,758	384,110
Chief Financial Officer	2012	156,250	—		39,995	781,395	103,000	—	7,219	1,087,859
	2011	—	—		—	—	—	—	—	—

Amanda K. Martinez(1)	2013	48,606	—		37,500	458,471	24,029	—	4,285	572,891
Executive Vice President,	2012	—	—		—	—	—	—	—	—
Operations and Administration	2011	—	—		—	—	—	—	—	—

Mark Mortimer	2013	283,712	—		—	507,826	153,044	—	33,930	978,512
Executive Vice President,	2012	264,583	1,000	(6)	39,995	367,138	110,000	—	29,377	812,093
Sales and Marketing	2011	254,583	5,000	(7)	—	—	168,000	—	17,622	445,205

Lawrence Waldman	2013	214,583	—		—	—	126,685	—	27,591	368,859
Senior Vice President,	2012	209,781	—		30,001	325,198	114,000	—	32,917	711,897
Operations and Supply Chain	2011	204,343	—		—	—	220,000	—	22,071	446,414

(1)	Reflects principal position held as of March 31, 2013. Ms. Martinez joined Annie’s as its Executive Vice President, Operations and Administration on January 14, 2013.
(2)	Amounts represent the aggregate fair value (excluding the effect of estimated forfeitures) of performance share units at threshold performance, computed in accordance with FASB ASC Topic 718 and do not correspond to the actual amounts, if any, that will be realized by the NEOs. For information on how we account for stock-based compensation, see Note 12 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended March 31, 2013, filed with the SEC on June 14, 2013.

In the event of performance at threshold, 50% of the target performance share units would vest. The table below presents the value of the performance share units reported in the Summary Compensation Table above at target performance and maximum performance:

	Fiscal Year of Award	Stock Awards
Name		Target Level ($)	Maximum Level ($)
John M. Foraker	2012	$224,998	$337,497
Kelly J. Kennedy	2012	79,990	119,985
Amanda K. Martinez	2013	74,999	112,499
Mark Mortimer	2012	79,990	119,985
Lawrence Waldman	2012	59,983	89,984

For additional information see “Outstanding Equity Awards at Fiscal 2013 Year-End.”

(3)	Amounts represent the aggregate grant date fair value (excluding the effect of estimated forfeitures) of stock option awards, computed in accordance with FASB ASC Topic 718 and do not correspond to the actual amounts, if any, that will be realized by the NEOs. For information on how we account for stock-based compensation, see Note 12 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended March 31, 2013, filed with the SEC on June 14, 2013. The table below presents the assumptions used in the Black-Scholes option pricing model to determine the grant date fair value of stock options, granted on the dates indicated:

Fiscal Year	Grant Date	Expected Term (in years)	Expected Volatility	Risk-free Interest Rate	Dividend Yield
2013	2/27/2013	5.2	40.0%	0.8%	0%
2013	1/14/2013	5.2	40.4%	0.8%	0%
2012	3/27/2012	5.2	40.8%	1.1%	0%
2012	8/1/2011	6.9	42.2%	2.8%	0%
2012	4/27/2011	6.9	42.2%	3.1%	0%

(4)	Reflects amounts earned, as applicable (i) under the fiscal 2013, 2012 and 2011 Bonus Plans, (ii) by Mr. Mortimer for performance achieved under his additional bonus plan for fiscal 2011, and (iii) by Mr. Waldman for performance achieved under his additional bonus plans for fiscal 2013, 2012 and 2011. For additional information regarding the 2013 Bonus Plan and Mr. Waldman’s additional bonus plan for fiscal 2013, see “Compensation Discussion and Analysis—Fiscal 2013 Compensation Decisions—Cash Bonus.”
(5)	A detailed breakdown of “All Other Compensation” for fiscal 2013 is provided in the table below:

	Company Contribution to Benefits ($)	Company- paid Life Insurance and Disability ($)	Company Match to 401(k) Plan ($)	Transportation Allowance ($)(a)	Travel Allowance ($)(b)	Sustainability Benefit ($)(c)	Total ($)
John M. Foraker	$15,000	$680	$5,244	$1,800	$—	$—	$22,724
Kelly J. Kennedy	12,600	680	4,478	—	—	—	17,758
Amanda K. Martinez	3,125	157	1,003	—	—	—	4,285
Mark Mortimer	15,000	680	—	6,000	11,250	1,000	33,930
Lawrence Waldman	15,000	680	3,511	8,400	—	—	27,591

(a)	Consists of a commuter allowance for Mr. Foraker and a car allowance for Messrs. Mortimer and Waldman.
(b)	Consists of a travel allowance for Mr. Mortimer effective January 14, 2013 and related to his promotion.
(c)	Consistent with its mission and values, the Company provides incentives to all employees to reduce the overall environmental impact of employees’ commute to work and make their homes more environmentally friendly. Sustainability benefits include car incentives to purchase eligible fuel efficient/low emission vehicles, commuter bike incentives and home improvement incentives to purchase of energy saving/eco home improvements.
(6)	Reflects a one-time discretionary bonus paid to all members of the Company’s sales team.
(7)	Reflects a discretionary bonus awarded to Mr. Mortimer for fiscal 2011 for nearly achieving the target under his fiscal 2011 additional mainstream grocery channel net sales bonus.

Grants of Plan-Based Awards in Fiscal 2013

The following table shows information regarding grants of plan-based awards made to our NEOs during the fiscal year ended March 31, 2013:

	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)				Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($ / Sh)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name			Threshold ($)	Target ($)		Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John M. Foraker			$11,497	$182,500		$328,500

Kelly J. Kennedy			5,862	93,042		167,475

Amanda K. Martinez			1,236	19,615		35,308
	1/14/13	1/14/13					1,086	2,172	3,258			$37,500
	1/14/13	1/14/13								5,907	$34.53	74,993
	2/27/13	2/27/13								25,000	42.05	383,478

Mark Mortimer			7,966	126,451		227,613
	1/14/13	1/14/13								40,000	34.53	507,826

Lawrence Waldman			4,718	74,885		134,794
				60,000	(6)

(1)	Reflects the range of awards the NEO was potentially entitled to receive under our 2013 Bonus Plan, except for the $60,000 reported for Mr. Waldman, which is discussed in footnote (6) below. For additional information regarding the 2013 Bonus Plan, see “Compensation Discussion and Analysis—Fiscal 2013 Compensation Decisions—Cash Bonus.”

With respect to the 2013 Bonus Plan, the threshold amount reflected in the table above approximates the smallest possible payout, if any payout is made, under the Plan for fiscal 2013. The threshold amount reflects the amount that would have been paid if:

•	Adjusted EBIT had been $18.0 million (80% of the EBIT target), resulting in a score of 20% with respect to this performance metric;
•	Adjusted net sales had been slightly above $146.25 million (90% of the net sales target), resulting in a score of 1% with respect to this performance metric; and
•	The NEO had received a score of 0% with respect to his or her individual goals.

The threshold amount is not a minimum amount; awards under the 2013 Bonus Plan could have been zero.

With respect to the 2013 Bonus Plan, the target amount reflects the amount that would have been paid if:

•	Adjusted EBIT had been $22.5 million (the EBIT target), resulting in a score of 100% with respect to this performance metric;
•	Adjusted net sales had been $162.5 million (the net sales target), resulting in a score of 100% with respect to this performance metric; and
•	The NEO had received a score of 100% with respect to his or her individual goals.

With respect to the 2013 Bonus Plan, the maximum amount reflects 180% of the target amount. There was no maximum with respect to either of the performance metrics; however, the total payout was capped at 180% of target.

The actual amounts paid to each NEO with respect to the 2013 Bonus Plan are reported in the Summary Compensation Table as Non-Equity Incentive Plan Compensation.

(2)	Reflects performance share units granted under our Omnibus Incentive Plan. These performance share units generally vest, subject to the grantee’s continued employment through the vesting date, based on the Company’s achievement of cumulative compounded adjusted diluted EPS Growth from April 1, 2012 through March 31, 2015 as set forth below:

Cumulative Compounded Adjusted Diluted EPS Growth Rate	Units Earned as a Percent of Target(a)
30% and above	150% (maximum)
22.5%	100% (target)
15%	50% (threshold)
Below 15%	0%

(a)	For each additional 1% growth rate above threshold, an additional 6.7% of target shares is earned, up to the maximum.

See “Potential Payments upon Termination or Change in Control” for additional information regarding the vesting of these performance share units.

(3)	Reflects stock options granted pursuant to our Omnibus Incentive Plan. These options awarded to Ms. Martinez generally vest and become exercisable, subject to her continued employment, over a five-year period, with 25% vesting each year beginning with the second anniversary of the grant date. These options awarded to Mr. Mortimer generally vest and become exercisable, subject to his continued employment, over a five-year period, with 20% vesting each year beginning with the first anniversary of the grant date. See “Potential Payments upon Termination or Change in Control” for additional information regarding the vesting of these options.
(4)	The exercise price of these options was equal to the closing price of our common stock on the grant date.
(5)	The value of a performance share unit or stock option award is based on the fair value of such award, computed in accordance with FASB ASC Topic 718 without giving effect to anticipated forfeitures. For the performance share units granted in fiscal 2013, the amount shown in the table above is reported based on threshold performance.
(6)	Mr. Waldman’s additional bonus opportunity related to efficiency projects achieved in fiscal 2013. The amount to be paid to Mr. Waldman in connection with his “Fat Rabbit” bonus was based on pre-set percentages of annualized projected cost savings and actual cost savings resulting from such projects. The target amount shown reflects 50% achievement in fiscal 2013 of the targeted annualized cost savings. The bonus opportunity did not have a threshold or maximum. The actual amount paid to Mr. Waldman is reported in the Summary Compensation Table as Non-Equity Incentive Plan Compensation.

Outstanding Equity Awards at Fiscal 2013 Year-End

The following table shows information regarding outstanding options and performance share unit awards held by our NEOs as of March 31, 2013:

		Option Awards							Stock Awards
Name	Type of Award/Plan	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Grant Date	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
John M. Foraker	Options under 2004 Plan	154,924		—		$5.20	5/9/2005	5/8/2015
	Options under 2004 Plan	37,182		—		6.62	7/13/2006	7/12/2016
	Options under 2004 Plan	61,970		—		6.62	7/13/2006	7/12/2016
	Non-Plan Options	74,364		—		6.62	9/8/2006	9/7/2016
	Non-Plan Options	55,770		—		8.88	9/22/2009	9/21/2014
	Options under Omnibus Plan	—		62,937	(1)	19.00	3/27/2012	3/26/2022
	Performance Share Units under Omnibus Plan								5,921	(2)	$226,537

Kelly J. Kennedy	Options under 2004 Plan	18,591	(3)	55,773	(3)	17.55	8/1/2011	7/31/2021
	Options under Omnibus Plan	—		22,379	(1)	19.00	3/27/2012	3/26/2022
	Performance Share Units under Omnibus Plan								2,105	(2)	80,537

Amanda K. Martinez	Options under Omnibus Plan	—		5,907	(1)	34.53	1/14/2013	1/13/2023
	Options under Omnibus Plan	—		25,000	(1)	42.05	2/27/2013	2/26/2023
	Performance Share Units under Omnibus Plan								1,086	(2)	41,550

Mark Mortimer	Options under 2004 Plan	36,364		—		6.62	9/8/2006	9/7/2016
	Options under 2004 Plan	12,394		—		8.75	7/11/2007	7/10/2017
	Options under 2004 Plan	6,197		—		8.88	6/11/2008	6/10/2018
	Options under 2004 Plan	6,197	(3)	18,591	(3)	17.55	8/1/2011	7/31/2021
	Non-Plan Options	12,394		—		8.88	9/22/2009	9/21/2014
	Options under Omnibus Plan	—		22,379	(1)	19.00	3/27/2012	3/26/2022
	Options under Omnibus Plan	—		40,000	(4)	34.53	1/14/2013	1/13/2023
	Performance Share Units under Omnibus Plan								2,105	(2)	80,537

Lawrence Waldman	Options under 2004 Plan	36,085		—		8.88	5/16/2008	5/15/2018
	Options under 2004 Plan	12,394	(5)	12,394	(5)	16.94	4/27/2011	4/26/2021
	Options under Omnibus Plan	—		16,785	(1)	19.00	3/27/2012	3/26/2022
	Performance Share Units under Omnibus Plan								1,579	(2)	60,413

(1)	These stock options awarded to NEOs generally vest and become exercisable, subject to the grantee’s continued employment, over a five-year period, with 25% vesting each year beginning with the second anniversary of the grant date. See “Potential Payments upon Termination or Change in Control” for additional information regarding the vesting of these options.
(2)

Reflects performance share units granted under our Omnibus Incentive Plan. These performance share units generally vest, subject to the grantee’s continued employment through the vesting date, based on the

Company’s achievement of cumulative compounded adjusted diluted EPS Growth from April 1, 2012 through March 31, 2015 as set forth below:

Cumulative Compounded Adjusted Diluted EPS Growth Rate	Units Earned as a Percent of Target(a)
30% and above	150% (maximum)
22.5%	100% (target)
15%	50% (threshold)
Below 15%	0%

(a)	For each additional 1% growth rate above threshold, an additional 6.7% of target shares is earned, up to the maximum.

See “Potential Payments upon Termination or Change in Control” for additional information regarding the vesting of these performance share units.

(3)	These stock options awarded to Ms. Kennedy and Mr. Mortimer generally vest and become exercisable, subject to the grantee’s continued employment, over a four-year period, with 25% vesting each year beginning with the first anniversary of the grant date. See “Potential Payments upon Termination or Change in Control” for additional information regarding the vesting of these options.
(4)	These stock options awarded to Mr. Mortimer generally vest and become exercisable, subject to the grantee’s continued employment, over a five-year period, with 20% vesting each year beginning with the first anniversary of the grant date. See “Potential Payments upon Termination or Change in Control” for additional information regarding the vesting of these options.
(5)	These stock options awarded to Mr. Waldman generally vest and become exercisable, subject to the grantee’s continued employment, over a two-year period, with 50% vesting each year beginning with the first anniversary of the grant date. See “Potential Payments upon Termination or Change in Control” for additional information regarding the vesting of these options.

Option Exercises and Stock Vested in Fiscal 2013

The following table summarizes the stock options exercised by our NEOs during the fiscal year ended March 31, 2013:

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting($)(2)
John M. Foraker	28,510	(3)	$858,761	—	$—
Kelly J. Kennedy	—		—	—	—
Amanda K. Martinez	—		—	—	—
Mark Mortimer	38,000		1,298,000	—	—
Lawrence Waldman	25,885		815,479	—	—

(1)	Value realized represents the market value on the date of exercise in excess of the exercise price.
(2)	None vested in fiscal 2013.
(3)	9,916 options were exercised by Mr. Foraker concurrent with a secondary public offering that closed on August 6, 2012 and 18,594 options were exercised under Mr. Foraker’s 10b5-1 plan discussed below.

Foraker Stock Trading Plan

On November 30, 2012, Mr. Foraker adopted a stock trading plan, or 10b5-1 Plan, in accordance with guidelines specified by Rule 10b5-1 under the Exchange Act, which permits corporate officers, directors and others to adopt written, pre-arranged stock trading plans when they are not in possession of material, non-public information. Using these plans, insiders may gradually diversify their investment portfolios and spread stock trades over a period of time regardless of any material, non-public information they may receive after adopting their plans. In accordance with Rule 10b5-1, Mr. Foraker has no discretion over the sales of his shares of common stock under the 10b5-1 Plan. Under the 10b5-1 Plan, up to 74,364 of Mr. Foraker’s options to purchase shares of our common stock, all with an exercise price of $8.88 per share, will be exercised and the underlying shares will be sold into the marketplace, subject to satisfaction of certain conditions, during the period from December 31, 2012 to December 31, 2013. During fiscal 2013, Mr. Foraker exercised 18,594 stock options under the 10b5-1 Plan.

Pension Benefits in Fiscal 2013

None of our NEOs participates in, or has an account balance in, a qualified or non-qualified defined benefit plan sponsored by us.

Non-Qualified Deferred Compensation in Fiscal 2013

None of our NEOs participates in, or has account balances in, a non-qualified deferred compensation plan maintained by us.

Potential Payments upon Termination or Change in Control

Set forth in the table below are estimated payments and benefits that would be provided to each of our NEOs in connection with their respective terminations of employment under various circumstances, including a change in control.

As required, the table below assumes that the termination of employment and/or change-in-control event occurred on the last day of fiscal 2013 (March 31, 2013) and assumes that the price per share of Annie’s common stock was $38.26, the closing price on the last business day of fiscal 2013 (March 28, 2013).

Amounts shown in the table below represent payments or vesting triggered or affected by the termination and/or change-in-control event only. Accordingly, previously vested stock options, which are reflected in the table set forth under “Outstanding Equity Awards at Fiscal 2013 Year-End,” are not reflected in the tables below.

Name	Cash or Equity Compensation	Change in Control ($)	Change in Control where Equity is not Assumed or Substituted ($)	Termination without Cause or for Good Reason before a Change in Control	Termination without Cause within 24 months after a Change in Control	Termination as a Result of Death	Termination as a Result of Disability
John M. Foraker	Severance	$—	$—	$365,000	$730,000	$—	$91,250
	Post-termination Health and Welfare Benefit Continuation	—	—	32,406	32,406	—	5,401
	Fiscal 2013 Bonus	—	—	223,563	223,563	223,563	223,563
	Stock Option Acceleration(1)	—	1,212,167	—	1,212,167	1,212,167	1,212,167
	Performance Share Units Acceleration(2)	—	453,075	—	453,075	453,075	453,075

	Total	$—	$1,665,242	$620,969	$2,651,211	$1,888,805	$1,985,456

Kelly J. Kennedy	Stock Option Acceleration(1)(3)	$385,020	$1,586,078	$—	$816,039	$431,020	$431,020
	Performance Share Units Acceleration(2)	—	161,075	—	161,075	161,075	161,075

	Total	$385,020	$1,747,153	$—	$977,114	$592,095	$592,095

Amanda K. Martinez	Stock Option Acceleration(1)	$—	$22,033	$—	$22,033	$22,033	$22,033
	Performance Share Units Acceleration(2)	—	83,101	—	83,101	83,101	83,101

	Total	$—	$105,134	$—	$105,134	$105,134	$105,134

Mark Mortimer	Stock Option Acceleration(1)(3)	$—	$965,239	$—	$580,220	$580,220	$580,220
	Performance Share Units Acceleration(2)	—	161,075	—	161,075	161,075	161,075

	Total	$—	$1,126,314	$—	$741,295	$741,295	$741,295

Lawrence Waldman	Stock Option Acceleration(1)(3)	$264,240	$587,519	$—	$587,519	$323,279	$323,279
	Performance Share Units Acceleration(2)	—	120,787	—	120,787	120,787	120,787

	Total	$264,240	$708,306	$—	$708,306	$444,066	$444,066

(1)	Represents the value of accelerated vesting of stock options, calculated based on the difference between $38.26, the closing share price of our common stock on March 28, 2013 (the last business day of fiscal 2013), and the exercise price of the accelerated option(s). For information regarding the vesting of stock options under our Omnibus Incentive Plan in connection with the various trigger events set forth in the table above, see “—Agreements with Executives—Special Vesting Terms under our Omnibus Incentive Plan” below.
(2)	Represents the value of accelerated vesting of performance share units, calculated based on $38.26, the closing share price of our common stock on March 28, 2013 (the last business day of fiscal 2013).
(3)

Ms. Kennedy, Mr. Mortimer and Mr. Waldman each hold stock options under our Amended and Restated 2004 Stock Option Plan that remained partially unvested at March 31, 2013. The vesting of these options in connection with the various trigger events set forth in the table above differs from the vesting of options under our Omnibus Incentive Plan. See “—Agreements with Executives —Special Vesting Terms of Certain Awards under Amended and Restated 2004 Stock Option Plan” below.

Agreements with Executives

The information below regarding Mr. Foraker’s employment agreement, special vesting terms under our Omnibus Incentive Plan and special vesting terms affecting awards under our Amended and Restated 2004 Stock Option Plan held by Ms. Kennedy and Messrs. Mortimer and Waldman is intended to facilitate an understanding of the amounts reported in the table above under “—Potential Payments upon Termination or Change in Control.” Additionally, we provide information below regarding Ms. Jones’s severance arrangement. Ms. Jones did not join the Company until April 1, 2013 (the first day of fiscal 2014) and accordingly is not included in the table.

John M. Foraker Employment Agreement

Mr. Foraker is the only NEO in fiscal 2013 entitled to severance payments.

During fiscal 2013, we were party to an employment agreement with Mr. Foraker, effective February 22, 2012, that provides for his continued employment as our Chief Executive Officer, with a starting base salary of $365,000 effective February 22, 2012, until such time that his employment is terminated by us with or without cause, in the event of his death or disability or if he resigns with or without good reason. Mr. Foraker’s base salary is subject to adjustment by our Board of Directors (including our Compensation Committee). In connection with his employment, Mr. Foraker is eligible to be considered for annual bonuses upon achievement of performance milestones set by our Compensation Committee and for other benefits under our employee benefits plans. In addition, our Compensation Committee may annually grant to Mr. Foraker options to purchase our common stock and other equity incentive awards. Under his employment agreement, Mr. Foraker also agreed to provisions relating to non-competition, non-solicitation, non-disparagement, return of property, confidentiality and protection of our intellectual property.

In the event Mr. Foraker’s employment terminates due to his death, Mr. Foraker’s estate is entitled to receive:

•	Base salary and benefit continuation through the end of the month in which such termination occurs;
•	Any earned but unpaid annual bonus relating to the prior fiscal year;
•	A pro-rata portion of his annual bonus for the current fiscal year, provided applicable performance targets are achieved; and
•	Immediate vesting of all equity incentive awards, as detailed below under “—Special Vesting Terms under Omnibus Incentive Plan.”

In the event Mr. Foraker’s employment terminates due to his disability, Mr. Foraker is entitled to receive:

•	Upon execution of a written general release, severance equal to 90 days’ base salary paid in semi-monthly installments and coverage of COBRA premiums for up to 90 days;
•	Any earned but unpaid annual bonus relating to the prior fiscal year;
•	A pro-rata portion of his annual bonus for the current fiscal year, provided applicable performance targets are achieved; and
•	Immediate vesting of all equity incentive awards, as detailed below under “—Special Vesting Terms under Omnibus Incentive Plan.”

In the event we terminate Mr. Foraker’s employment without cause or in the event Mr. Foraker terminates his employment for good reason, Mr. Foraker is entitled to receive:

•	Upon execution of a written general release, severance equal to 12 months’ base salary paid in semi-monthly installments and coverage of COBRA premiums for up to 18 months;
•	Any earned but unpaid annual bonus relating to the prior fiscal year; and
•	A pro-rata portion of his annual bonus for the current fiscal year, provided applicable performance targets are achieved.

In the event we terminate Mr. Foraker’s employment without cause or in the event Mr. Foraker terminates his employment for good reason within 24 months following a change in control, Mr. Foraker is entitled to receive:

•	Upon execution of a written general release, severance equal to 24 months’ base salary paid in semi-monthly installments and coverage of COBRA premiums for up to 18 months;
•	Any earned but unpaid annual bonus relating to the prior fiscal year;
•	A full (i.e. non-pro-rated) annual bonus for the current fiscal year, payable on the 61st day after termination; and
•	Immediate vesting of all equity incentive awards, as detailed below under “—Special Vesting Terms under Omnibus Incentive Plan.”

In the event Mr. Foraker’s employment is terminated for cause:

•	all stock options and equity awards held by Mr. Foraker will be forfeited and canceled immediately.

For purposes of Mr. Foraker’s employment agreement, “disability” refers to the term as used in any long-term disability plan of the Company in which Mr. Foraker participates, or if no such plan exists, Mr. Foraker’s inability, due to physical or mental illness or incapacity, to perform his material duties, with reasonable accommodation after engaging in an interactive process with the Company, for a period of more than 120 days in any 365-day period, and in accordance with applicable law.

For purposes of Mr. Foraker’s employment agreement, “cause” generally means the occurrence of any one of the following events:

•	the failure to perform material employment-related duties not cured within 30 business days of receipt of notice from us;
•	engaging in misconduct that has caused or is reasonably expected to result in material injury to us, or materially impair our goodwill;
•	a knowing and intentional violation of any material Company policy;
•	personal dishonesty or breach of fiduciary duty;
•	an indictment or conviction of, or entering a plea of guilty or nolo contendere to, a crime that constitutes a felony; or
•	a breach of any material obligation under any written agreement or covenant with us.

For purposes of Mr. Foraker’s employment agreement, Mr. Foraker shall have “good reason” to terminate his employment upon the occurrence of any one of the following events, provided that (i) Mr. Foraker gives written notice to the Company of the existence of the good reason event within 90 days of the event and specifies a proposed termination date (which will not be less than 45 days after the date of such notice) and (ii) the Company shall have failed to cure the event within 30 days of such notice:

•	a material and adverse reduction in Mr. Foraker’s title, authority, duties or responsibilities without his prior consent;
•	a reduction of more than 10% in his base salary or annual target bonus (unless part of a general reduction for all executives);
•	the relocation of his primary worksite more than 50 miles from its current location without his prior consent; or
•	any material breach or material violation of a material provision of his employment agreement by us.

For purposes of Mr. Foraker’s employment agreement, “change in control” has the same meaning as set forth in the Company’s Omnibus Incentive Plan. See “—Special Vesting Terms under Omnibus Incentive Plan” below.

The Company does not provide excise tax gross-up payments (also known as 280G gross-up payments) to its executive officers. Amounts payable to Mr. Foraker will be reduced in the event 1) payments are subject to the excise tax applicable to “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and 2) such reduction would result in a greater payment to Mr. Foraker on an after-tax basis.

Special Vesting Terms under Omnibus Incentive Plan

In addition to the specific vesting terms set forth with respect to each award as described in “Outstanding Awards at Fiscal 2013 Year-End,” awards under our Omnibus Incentive Plan (or, as applicable, replacement awards) will also vest upon any one of the following events:

•	The grantee’s death or disability;
•	A change in control in which such equity awards are not assumed or replaced; or
•	The grantee is terminated without cause within 24 months following a change in control and executes a written general release.

More specifically, regardless of the event causing the accelerated vesting, all options and all restricted stock units, to the extent unvested, will vest in full. In the event of the grantee’s death or disability, performance share units will vest at target. In the event of a change in control in which performance share units are not assumed or replaced, performance share units will:

•	vest at target if such change in control occurs prior to the 18th month anniversary of the beginning of the applicable performance cycle; or
•

vest based on achievement of the applicable performance goal (taking into account actual performance through the date of the change in control) if such change in control occurs after the 18th month anniversary of the beginning of the performance cycle.

In the event performance share units are assumed or replaced by the successor entity in connection with a change in control, the performance share units will be converted into time-based restricted stock units at target (if such change in control occurs prior to the 18th month anniversary of the beginning of the applicable performance cycle) or based on achievement of the applicable performance goal (if such change in control occurs after the 18th month anniversary of the beginning of the performance cycle). If the grantee of such a converted award is subsequently terminated without cause within 24 months following a change in control, such converted award will vest in full, subject to the grantee delivering a fully effective release.

For purposes of the Omnibus Incentive Plan, “change in control” generally means the occurrence of any one of the following events:

•

the acquisition (other than from the Company) by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) of beneficial ownership of more than 50% of the Company’s voting securities;

•

the incumbent members of the Board of Directors shall cease to constitute at least two-thirds of the Company’s Board of Directors (however, any new member of the Board of Directors whose nomination or election is approved by the Board of Directors when at least two-thirds are incumbent members shall be considered an incumbent member for these purposes);

•

the consummation of a reorganization, merger or consolidation involving the Company, unless all or substantially all of the beneficial owners of the Company’s common stock and voting securities outstanding immediately prior to such event hold more than 50%, respectively, of the outstanding shares of common stock and combined voting power of the Company’s voting securities after such event;

•

any sale or disposition of all or substantially all of the assets of the Company, unless following such sale all the beneficial owners of the Company’s voting securities prior to such event hold more than 50% of the purchaser’s voting securities after such event; or

•	a complete liquidation or dissolution of the Company.

The forgoing summary of the definition of change in control is qualified in its entirety by reference to the Omnibus Incentive Plan, which is filed as Exhibit 10.24 to our Annual Report on Form 10-K for the fiscal year ended March 31, 2013, filed with the SEC on June 14, 2013.

Special Vesting Terms of Certain Awards under Amended and Restated 2004 Stock Option Plan

Ms. Kennedy, Mr. Mortimer and Mr. Waldman each hold stock options under our Amended and Restated 2004 Stock Option Plan that remained partially unvested at March 31, 2013. The vesting of these options in connection with the various trigger events set forth in the table above differs from the vesting of options under our Omnibus Incentive Plan.

The options held by Ms. Kennedy and Mr. Waldman provide that, in the event of a change in control, the last tranche of their option shall accelerate and vest. Accordingly, in the event of a change in control on March 31, 2013, (i) the 18,591 options held by Ms. Kennedy that are scheduled to vest on August 1, 2015 would have vested and (ii) the 12,394 options held by Mr. Waldman that were scheduled to vest on April 27, 2013 would have vested. Any consideration paid with respect to such accelerated options in connection with the change in control would be escrowed and paid to the grantee only after six months’ continued employment following the change in control; provided, however, such consideration would also be released from escrow upon the grantee’s death or termination for any reason other than cause.

In the event of a change in control, our Compensation Committee has discretion to accelerate all outstanding options under the 2004 Stock Option Plan, pay out the value of the options in cash, determine that such options shall be substituted or assumed, or otherwise treat such options in a manner as the Committee deems equitable and appropriate. Accordingly, in the table above under “—Potential Payments upon Termination or Change in Control,” we have assumed that the Committee would accelerate and vest all outstanding options under this Plan to the extent not assumed or replaced.

Isobel A. Jones Severance Arrangement

In the event we terminate Ms. Jones’s employment without cause or in the event Ms. Jones terminates her employment for good reason, Ms. Jones is entitled to receive pursuant to her offer letter effective April 1, 2013 and subject to her execution of a written general release:

•	severance equal to 6 months’ base salary paid in accordance with the Company’s general payroll practices; and
•	A pro-rata portion of her annual bonus for the current fiscal year, provided applicable performance targets are achieved.

For purposes of our arrangement with Ms. Jones, the definitions of “cause” and “good reason” are substantially equivalent to those described above in connection with Mr. Foraker’s employment agreement.

Indemnification Agreements

We have entered into indemnification agreements with our executive officers. See “Director Compensation—Director and Officer Indemnification Agreements” for additional information.

Equity Compensation Plan Information

The following table provides certain information with respect to all equity compensation plans in effect as of March 31, 2013:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,132,627	(1)	$14.00	(2)	430,697	(3)
Equity compensation plans not approved by security holders	142,528	(4)	7.70		—

Total	1,275,155		$21.70		430,697

(1)	This includes 4,692 independent director restricted stock units, 15,500 employee restricted stock units, 50,973 performance share units (included in this column (a) based on target award but reducing shares available for future issuance in column (c) based on maximum award) and 1,061,462 stock options to purchase shares outstanding under our Omnibus Incentive Plan and Amended and Restated 2004 Stock Option Plan. These plans are described in Note 12 to our Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal 2013, as filed with the Securities and Exchange Commission on June 14, 2013.
(2)	This weighted-average exercise price does not include outstanding restricted stock units or performance share units and only reflects stock options. The remaining weighted term for these options is 4.0 years.
(3)	Reflects securities available for future grant under our Omnibus Incentive Plan. As of March 31, 2013, 436,873 had been reserved under the Omnibus Incentive Plan. The types of awards available for grant under the Omnibus Incentive Plan include: incentive stock options, or ISOs; non-qualified stock options, or NSOs; stock appreciation rights, or SARs; restricted stock units; performance share units; other stock-based awards and cash-based incentive awards.
(4)	This reflects stock options under certain non-plan awards. These non-plan awards are described in Note 12 to our Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal 2013, as filed with the Securities and Exchange Commission on June 14, 2013 and include the following options held by executive officers:

		Option Awards
Executive Officer	Type of Award/ Plan	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Grant Date	Option Expiration Date
John M. Foraker	Non-Plan Options	74,364	—	$6.62	9/8/2006	9/7/2016
	Non-Plan Options	55,770	—	8.88	9/22/2009	9/21/2014
Mark Mortimer	Non-Plan Options	12,394	—	8.88	9/22/2009	9/21/2014

OWNERSHIP OF ANNIE’S COMMON STOCK

The following table sets forth information regarding beneficial ownership of our common stock as of May 1, 2013, by:

•	each stockholder we know to own beneficially more than 5% of our common stock;

•	each of our named executive officers and directors individually; and

•	all of our executive officers and directors as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Shares issuable pursuant to stock options that are currently exercisable or exercisable within 60 days of May 1, 2013 are deemed to be outstanding and beneficially owned by the person holding the options. Shares issuable pursuant to stock options are deemed outstanding for computing the percentage ownership of the person holding such options or warrants but are not outstanding for computing the percentage of any other person. The percentage of beneficial ownership of our common stock for the following table is based on 16,873,806 shares of our common stock outstanding as of May 1, 2013.

Except for information regarding the Solera Funds, information with respect to beneficial ownership by 5% stockholders has been based on information filed with the Securities and Exchange Commission pursuant to Section 13(d) or Section 13(g) of the Securities Exchange Act of 1934.

Unless otherwise indicated, the address for each listed stockholder is c/o Annie’s, Inc., 1610 Fifth Street, Berkeley, CA 94710. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

	Shares of Common Stock Beneficially Owned
Name	Number	Percent
5% Stockholders:
Solera Funds(1)	2,537,096	15.0%
TimesSquare Capital Management LLC(2)	1,399,070	8.3%
Black Rock, Inc.(3)	1,020,194	6.0%
Wells Fargo & Company(4)	935,860	5.5%
Steven A. Cohen(5)	869,800	5.2%

Named Executive Officers and Directors
John M. Foraker(6)	371,814	2.2%
Kelly J. Kennedy(7)	19,091	*
Amanda K. Martinez	—	*
Mark Mortimer(8)	73,546	*
Lawrence Waldman(9)	60,873	*
Molly F. Ashby(1)	2,537,096	15.0%
Julie D. Klapstein	—	*
Lawrence S. Peiros	—	*
Bettina M. Whyte(10)	12,394	*
Billie Ida Williamson(11)	300	*
All executive officers and directors as a group (10 persons)	3,014,241	17.4%

*	Less than 1%
(1)

Represents shares owned by Solera Partners, L.P. and SCI Partners, L.P. (the “Solera Funds”). Solera Partners, L.P. is controlled by its general partner, Solera Capital GP, L.P., which is controlled by its general partner, Solera GP, LLC. Ms. Ashby is the sole managing member of Solera GP, LLC. In addition, investment and disposition decisions for Solera Partners, L.P. are generally made by a majority vote of the investment committee of Solera Capital GP, L.P., which majority vote must include Ms. Ashby. The investment committee is comprised of three members, including Ms. Ashby. SCI Partners, L.P. is controlled by its general partner, Solera GP II, LLC. Ms. Ashby is the sole managing member of Solera GP II, LLC. Ms. Ashby expressly disclaims beneficial ownership of such shares as to which she does not have a pecuniary interest. The address of each of the Solera Funds and Ms. Ashby is c/o Solera Capital, LLC, 625 Madison Avenue, New York, New York 10022.
(2)

Beneficial share ownership information for TimesSquare Capital Management, LLC, or TimesSquare, is given as of December 31, 2012, and was obtained from a Schedule 13G filed on February 11, 2013 with the SEC. According to the Schedule 13G, TimesSquare has sole voting power over 1,163,820 shares of our common stock and sole dispositive power over 1,399,070 shares of our common stock. The Schedule 13G states that all of the shares reported on it by TimesSquare are owned by investment advisory clients of TimesSquare. In its role as investment adviser, TimesSquare has voting and dispositive power with respect to these shares. The Schedule 13G also states that, to TimesSquare’s knowledge, the interest of no one of these clients relates to more than 5% of the class. TimesSquare’s address is 1177 Avenue of the Americas, 39th Floor, New York, New York 10036.

(3)

Beneficial share ownership information for BlackRock, Inc., or BlackRock, is given as of December 31, 2012, and was obtained from a Schedule 13G filed on January 30, 2013 with the SEC. According to the Schedule 13G, BlackRock has sole voting power and sole dispositive power over 1,020,194 shares of our common stock. The Schedule 13G states that various persons have the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of our common stock but that no one person’s interest in our common stock is more than five percent of the total outstanding shares of our common stock. Blackrock’s address is 40 East 52nd Street, New York, New York 10022.

(4)	Beneficial share ownership information for Wells Fargo & Company, or Wells Fargo, is given as of December 31, 2012, and was obtained from a Schedule 13G/A filed on March 29, 2013 with the SEC. According to the Schedule 13G/A, Wells Fargo has shared voting power and shared dispositive power over 935,860 shares of our common stock. Wells Fargo’s address is 420 Montgomery Street, San Francisco, California 94104.
(5)	Beneficial share ownership information for Steven A. Cohen is given as of February 27, 2013, and was obtained from a Schedule 13G filed on February 28, 2013 with the SEC. According to the Schedule 13G, (i) S.A.C. Capital Advisors, L.P. has shared voting power and shared dispositive power of 333,300 shares of our common stock, (ii) S.A.C. Capital Advisors, Inc. has shared voting power and shared dispositive power of 333,300 shares of our common stock, (iii) CR Intrinsic Investors has shared voting power and shared dispositive power of 71,500 shares of our common stock, (iv) Sigma Capital Management, LLC has shared voting power and shared dispositive power of 465,000 shares of our common stock and (v) Steve A. Cohen has shared voting power and shared dispositive power of 869,800 shares of our common stock. The address of the principal business office of (i) S.A.C. Capital Advisors L.P., S.A.C. Capital Advisors, Inc., CR Intrinsic Investors and Mr. Cohen is 72 Cummings Point Road, Stamford, Connecticut 06902 and (ii) Sigma Capital Management, LLC is 510 Madison Avenue, New York, New York 10022.
(6)	Represents shares of our common stock issuable on the exercise of options held by Mr. Foraker.
(7)	Consists of 500 shares of our common stock owned by Ms. Kennedy and 18,591 shares of our common stock issuable on the exercise of options held by Ms. Kennedy.
(8)	Represents shares of our common stock issuable on the exercise of options held by Mr. Mortimer.
(9)	Represents shares of our common stock issuable on the exercise of options held by Mr. Waldman.
(10)	Represents shares of our common stock issuable on the exercise of options held by Ms. Whyte.
(11)	Represents shares of our common stock acquired by Ms. Williamson in an open-market transaction.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Registration Rights Agreement

We are party to an amended and restated registration rights agreement dated as of November 14, 2005, or Registration Rights Agreement, relating to our shares of common stock held by certain affiliates of Solera, Najeti Organics LLC and certain other stockholders. During fiscal 2013, Najeti sold all of our shares of common stock held by it. Under the Registration Rights Agreement, we are responsible, subject to certain exceptions, for the expenses of any offering of our shares of common stock offered pursuant to this agreement other than underwriting discounts and selling commissions. The Registration Rights Agreement contains customary indemnification provisions. Further, under the Registration Rights Agreement, we and each stockholder party agreed, if required by the managing underwriter in an underwritten offering, not to effect (other than pursuant to such registration) any public sale or distribution, of any of its stockholdings in our company or securities convertible into any of our equity securities for 180 days after, and during the 20 days prior to, the effective date of such registration.

Demand Registration Rights

Under the Registration Rights Agreement, subject to certain exceptions, Solera has the right to require us to register for public sale under the Securities Act all shares of common stock held by it that it requests be registered, in which case we would be required to notify and offer registration to the other stockholder parties insofar as the aggregate number of shares to be registered does not exceed the number which can be sold in such offering without materially and adversely affecting the offering price, as determined by the relevant managing underwriter or investment banking firm.

Piggyback Registration Rights

If we propose to register the offer and sale of any of our securities under the Securities Act, in connection with the public offering of such securities other than with respect to (1) a registration related to a company stock plan or (2) a registration related to the exchange of securities in certain corporate reorganizations or certain other transactions, all stockholders party to the Registration Rights Agreement will be entitled to certain “piggyback” registration rights allowing them to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, certain of our stockholders are entitled to notice of the registration and have the right, subject to limitations that the underwriters may impose on the number of shares included in the registration, to include their shares in the registration.

Certain Offering Expenses

Pursuant to the Registration Rights Agreement, we paid legal and other out-of-pocket expenses on behalf of Solera and other selling stockholders in connection with (i) the IPO of approximately $1.0 million, (ii) the secondary public offering that closed on August 6, 2012 of approximately $0.7 million and (iii) the secondary public offering that closed on March 18, 2013 of approximately $0.5 million.

Share Repurchase Agreement

On March 18, 2013, concurrently with the closing of the secondary public offering, we repurchased an aggregate of 500,000 shares of our common stock from Solera Partners, L.P. and SCI Partners, L.P. (together, referred to as the “Solera Funds”) in a non-underwritten transaction at a price of $38.25 per share and for an aggregate amount of $19.1 million. The price per share paid by us was equal to the price paid by the underwriters in the secondary public offering that closed on March 18, 2013. The repurchase was pursuant to an agreement with the Solera Funds dated February 28, 2013.

Advisory Services Agreement Termination

Our advisory services agreement with Solera Capital, LLC was terminated upon the consummation of our IPO. We paid Solera a one-time termination fee of $1.3 million in April 2012 in connection with this termination.

Procedures for Review and Approval of Related-Person Transactions

Our Board of Directors adopted, effective upon the consummation of our IPO, a written code of business conduct and ethics for our company, which is available on our website at www.annies.com. Our Code of Business Conduct and Ethics was not in effect when we entered into the related-person transactions discussed above, except the share repurchase agreement. Under our Code of Business Conduct and Ethics, our employees, officers, directors and consultants are discouraged from entering into any transaction that may cause a conflict of interest for us. In addition, they must report any potential conflict of interest to their supervisor, an executive officer of the company or the compliance officer of the Company, as defined in our Code of Business Conduct and Ethics. Potential related person transactions must be reported to the compliance officer of the Company, as defined in the code, who then reviews and summarizes the proposed transaction for our Audit Committee. Pursuant to its charter, our Audit Committee is responsible for reviewing and approving all related-person transactions, including those transactions involving our directors.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to Annie’s executive officers, directors and greater than ten percent beneficial owners during the fiscal year ended March 31, 2013 were complied with, except that:

•	Form 3s, filed on the transaction date, for Mr. Mortimer and Mr. Waldman were amended to correct option expiration dates;
•	a Form 3, filed on the transaction date, for Mr. Foraker was amended to correct option expiration dates and add an option grant that was originally omitted;
•	a Form 3, filed on the transaction date, for Ms. Bird was amended to correct the amount of underlying shares and exercise price for certain options;
•	a Form 3, filed on the transaction date, for Mr. Kaake was amended to correct the amount of underlying shares for certain options;
•	Form 4s, filed within two business days of the transaction date, for Ms. Kennedy and Ms. Bird were amended to add shares of common stock that were originally omitted;
•

Form 4s, filed within two business days of the transaction date, for Mr. Foraker, Ms. Kennedy, Mr. Mortimer, Ms. Bird, Mr. Kaake and Mr. Waldman were amended to correct the grant and expiration dates associated with each option grant and also to correct the numbers of options awarded, which were initially overstated because the grant was awarded based on a dollar value and the subsequent Black-Scholes calculation resulted in a slightly lower number of options awarded;

•	Form 4s were filed late for Mr. Behnke, Ms. Klapstein, Ms. Whyte and Ms. Williamson relating to restricted stock units; and
•	a Form 4 was filed late for Ms. Martinez relating to an option grant.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are stockholders of Annie’s, Inc. will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker. Alternatively, you may notify Annie’s by (1) directing your written request to: Annie’s, Inc., 1610 Fifth Street, Berkeley, CA 94710, Attention: Investor Relations Dept.; or (2) contacting our Investor Relations Dept. at (510) 558-7500. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the 2013 Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Isobel A. Jones

Secretary

July [25], 2013

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended March 31, 2013 is available without charge upon written request to: Annie’s, Inc., 1610 Fifth Street, Berkeley, CA 94710, Attention: Investor Relations Dept.

Annex A

ARTICLE V

BOARD OF DIRECTORS

…

~~Section 2.           Classes of Directors.~~

~~Other than those directors, if any, elected by the holders of any series of Preferred Stock then outstanding, the Board of Directors shall be and is divided into three (3) classes, as nearly equal in number as possible, designated: Class I, Class II and Class III. In case of any increase or decrease, from time to time, in the number of directors, the number of directors in each class shall be apportioned as nearly equal as possible. No decrease in the number of directors shall shorten the term of any incumbent director.~~

Section 2. ~~Section 3.~~ Election and Term of Office.

The directors shall be elected in accordance with the procedures set forth in the Bylaws of the Corporation (the “Bylaws”), as permitted by law. Except for the terms of such additional directors, if any, as elected by the holders of any series of Preferred Stock, each director shall serve for a term ending on the date of the ~~third~~ annual meeting of stockholders following the annual meeting at which such director was elected~~; provided, that each director initially appointed to Class I shall serve for an initial term expiring at the Corporation’s first annual meeting of stockholders following the effectiveness of this provision; each director initially appointed to Class II shall serve for an initial term expiring at the Corporation’s second annual meeting of stockholders following the effectiveness of this provision; and each director initially appointed to Class III shall serve for an initial term expiring at the Corporation’s third annual meeting of stockholders following the effectiveness of this provision~~. The directors shall be elected and shall hold office only in this manner, except as expressly provided in Section ~~4~~3 and Section ~~5~~4 of this Article V. Each director shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal. Elections of directors need not be by written ballot unless the Bylaws shall so provide.

…

A-1

Annex B

ARTICLE V

BOARD OF DIRECTORS

…

Section 5.       Removal of Directors.

Subject to the rights of the holders of any series of Preferred Stock then outstanding, ~~any director may be removed from office at any time for or without cause at a meeting of the stockholders called for that purpose by the affirmative vote of the holders of at least a majority of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors, provided, however, that in the event that Solera Capital, LLC and its affiliates (collectively, “Solera”) cease to beneficially own more than fifty percent (50%) of the voting power of all then outstanding shares of capital stock of the Corporation,~~ directors may be removed from office only for cause and, in addition to any vote required by law, the affirmative vote of the holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in an election of directors, voting together as a single class, shall be required to effect such removal.

…

ARTICLE XII

ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS OF

STOCKHOLDERS; ADVANCE NOTICE

Section 1.       Action by Written Consent.

~~(a)       For so long as Solera beneficially owns in the aggregate more than fifty percent (50%) of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in an election of directors, any action required or permitted to be taken by stockholders of the Corporation may be effected by written consent in lieu of a meeting.~~

~~(b)~~       Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to act by written consent~~, beginning at such time as Solera ceases to beneficially own in the aggregate more than fifty percent (50%) of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in an election of directors~~, any action required or permitted to be taken by stockholders of the Corporation must be effected at a meeting of the stockholders of the Corporation and may not be effected by written consent in lieu of a meeting.

Section 2.       Special Meetings.

Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to call a special meeting of the holders of such series, special meetings of stockholders of the Corporation may be called only ~~(i)~~ by a resolution duly adopted by the Board of Directors ~~or (ii) by Solera until such time as Solera ceases to beneficially own in the aggregate at least thirty-five percent (35%) of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in an election of directors~~, and the ability of the stockholders to ~~otherwise~~ call a special meeting is hereby specifically denied. ~~Except with respect to any special meeting called by Solera, the~~The Board of

B-1

Directors may cancel, postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the stockholders. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

…

ARTICLE XIV

AMENDMENT

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. ~~In the event that Solera ceases to beneficially own in the aggregate more than fifty percent (50%) of the voting power of all then outstanding shares of capital stock of the Corporation, then, notwithstanding~~Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or the Bylaws, and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, this Amended and Restated Certificate of Incorporation, the Bylaws or otherwise, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock required by law, this Amended and Restated Certificate of Incorporation, the Bylaws or otherwise, the affirmative vote of the holders of at least 66 2/3% of the voting power of all outstanding shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt any provision inconsistent with, to amend or repeal any provision of, or to adopt a bylaw inconsistent with, Article VI, Article VIII, Article IX, Article X, Article XII, Article XIII, or Article XIV or Article XIV of this Amended and Restated Certificate of Incorporation.

B-2

Annex C

SECOND RESTATED

CERTIFICATE OF INCORPORATION

OF

ANNIE’S, INC.

The undersigned, for the purposes of restating the Certificate of Incorporation of Annie’s, Inc., a Delaware corporation (the “Corporation”), as heretofore amended, supplemented and restated, does hereby certify that:

I.        On April 28, 2004, the Corporation (under the name “Natural Acquisition Corp.”) filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware, thereby causing the Corporation to become organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”).

II.        On July 1, 2004, the Corporation filed a Certificate of Designation with the Secretary of State of the State of Delaware designating the powers, preferences and other special rights of the Series A 2004 Convertible Preferred Stock and the qualifications, limitations and restrictions thereof.

III.        On July 9, 2004, the Corporation filed a Certificate of Amendment with the Secretary of State of the State of Delaware changing the name of the Corporation from “Natural Acquisition Corp.” to “Homegrown Naturals, Inc.”

IV.        On November 14, 2004, the Corporation filed a Certificate of Designation with the Secretary of State of the State of Delaware designating the powers, preferences and other special rights of the Series A 2005 Convertible Preferred Stock and the qualifications, limitations and restrictions thereof.

V.        On March 8, 2007, the Corporation filed a Certificate of Amendment with the Secretary of State of the State of Delaware changing the name of the Corporation from “Homegrown Naturals, Inc.” to “Annie’s, Inc.”

VI.        On March 27, 2008, the Corporation filed a Certificate of Increase with the Secretary of State of the State of Delaware increasing the number of shares designated as Series A 2005 Convertible Preferred Stock from 3,673,469 shares to 3,738,469 shares.

VII.        On April 2, 2012, the Corporation filed an Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware to authorize 35,000,000 shares of capital stock and amend and restate certain other provisions of the original Certificate of Incorporation.

VIII.        On September 10, 2013, the Corporation filed a Certificate of Amendment with the Secretary of State of the State of Delaware to declassify the Board of Directors.

IX.        On September 10, 2013, the Corporation filed a Certificate of Amendment with the Secretary of State of the State of Delaware to delete various provisions of the Certificate of Incorporation, as heretofore amended, supplemented and restated, related to Solera Capital, LLC and its affiliates that are now inapplicable.

X.        This Second Restated Certificate of Incorporation (this “Amended and Restated Certificate of Incorporation”) was duly adopted by the Corporation in accordance with Section 245 of the DGCL.

XI.        The text of the Certificate of Incorporation of the Corporation, as heretofore amended, supplemented and restated, is hereby restated to read in its entirety as follows:

ARTICLE I

NAME

The name of the Corporation is: Annie’s, Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, 19808, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

CAPITAL STOCK

The aggregate number of shares which the Corporation shall have authority to issue is 35,000,000 shares consisting of:

1.        30,000,000 shares of Common Stock, $0.001 par value per share (the “Common Stock”); and

2.        5,000,000 shares of Preferred Stock, $0.001 par value per share (the “Preferred Stock”).

Section 1.        Common Stock.

(a)        Each share of Common Stock issued and outstanding shall be identical in all respects one with the other and no dividends shall be paid on any shares of Common Stock unless the same dividend is paid on all shares of Common Stock outstanding at the time of such payment.

(b)        Except for and subject to those rights expressly granted to the holders of the Preferred Stock, or except as may be provided by the DGCL, the holders of Common Stock shall have exclusively all other rights of stockholders, including, but not by way of limitation, (i) the right to receive dividends, when, as and if declared by the Board of Directors out of assets lawfully available therefor, and (ii) in the event of any distribution of assets upon liquidation, dissolution or winding up of the Corporation or otherwise, the right to receive ratably and equally all the assets and funds of the Corporation remaining after payment to the holders of the Preferred Stock of the specific amounts that they are entitled to receive upon such liquidation, dissolution or winding up of the Corporation as herein provided.

(c)        Each holder of shares of Common Stock shall be entitled to one (1) vote for each share of such Common Stock held by such holder, and voting power with respect to all classes of securities of the Corporation shall be vested solely in the Common Stock, other than as specifically provided in this Amended and Restated Certificate of Incorporation, as it may be amended, with respect to the Preferred Stock.

(d)        The Common Stock shall not be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same class of the Corporation’s capital stock.

(e)        No holder of Common Stock shall have any preemptive rights with respect to the Common Stock or any other securities of the Corporation or to any obligations convertible (directly or indirectly) into securities of the Corporation whether now or hereafter authorized.

Section 2.        Preferred Stock.

Authority is hereby vested in the Board of Directors of the Corporation to provide for the issuance of Preferred Stock in one or more series and in connection therewith to fix by resolution providing for the issue of any such series, the number of shares to be included and such of the preferences and relative participating, optional or other special rights and limitations of such series, including, without limitation, rights of redemption or conversion into Common Stock, to the fullest extent now or hereafter permitted by the DGCL. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

(i)        the designation of the series, which may be by distinguishing number, letter or title;

(ii)        the number of shares of the series, which number the Board of Directors may thereafter increase or decrease (but not below the number of shares thereof then outstanding);

(iii)        whether dividends, if any, shall be cumulative or noncumulative and the dividend rate of the series;

(iv)        dates at which dividends, if any, shall be payable;

(v)        the redemption rights and price or prices, if any, for shares of the series;

(vi)        the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

(vii)        the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(viii)        whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of the Corporation or any other entity, and, if so, the specification of such other class or series of such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible and all other terms and conditions upon which such conversion may be made;

(ix)        restrictions on the issuance of shares of the same series or of any other class or series;

(x)        the voting rights, if any, of the holders of shares of the series; and

(xi)        such other powers, privileges, preferences and rights, and qualifications, limitations and restrictions thereof, as the Board of Directors shall determine.

ARTICLE V

BOARD OF DIRECTORS

Section 1.        Number of Directors.

Subject to any rights of the holders of any class or series of Preferred Stock then outstanding to elect additional directors under specified circumstances, the number of directors that shall constitute the Board of Directors shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the total number of directors then in office.

Section 2.        Election and Term of Office.

The directors shall be elected in accordance with the procedures set forth in the Bylaws of the Corporation (the “Bylaws”), as permitted by law. Except for the terms of such additional directors, if any, as elected by the holders of any series of Preferred Stock, each director shall serve for a term ending on the date of the annual meeting of stockholders following the annual meeting at which such director was elected. The directors shall be elected and shall hold office only in this manner, except as expressly provided in Section 3 and Section 4 of this Article V. Each director shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal. Elections of directors need not be by written ballot unless the Bylaws shall so provide.

Section 3.        Newly Created Directorships and Vacancies.

Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or any other cause may be filled, so long as there is at least one remaining director, only by the Board of Directors, provided that a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director. Directors elected to fill vacancies shall have the same remaining term as that of his or her predecessor.

Section 4.        Removal of Directors.

Subject to the rights of the holders of any series of Preferred Stock then outstanding, directors may be removed from office only for cause and, in addition to any vote required by law, the affirmative vote of the holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in an election of directors, voting together as a single class, shall be required to effect such removal.

Section 5.        Rights of Holders of Preferred Stock.

Notwithstanding the provisions of this Article V, whenever the holders of one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately or together by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorship shall be governed by the rights of such Preferred Stock as set forth in the certificate of designation governing such series.

ARTICLE VI

ANNUAL MEETING

The annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held at such date, time and place, if any, as shall be determined solely by the resolution of the Board of Directors in its sole and absolute discretion, including, without limitation, by remote electronic communication technology.

ARTICLE VII

BYLAWS

The Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws. Notwithstanding the foregoing and anything contained in this Amended and Restated Certificate of Incorporation to the contrary, the Bylaws shall not be amended or repealed by the stockholders, and no provision inconsistent therewith shall be adopted by the stockholders, without the affirmative vote of the holders of 66 2/3% of the voting power of all outstanding shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE VIII

LIMITATION OF LIABILITY

To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader director protection rights than permitted prior thereto), no director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Corporation or its stockholders. Any repeal or modification of this Article VIII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

ARTICLE IX

CORPORATE OPPORTUNITY

In recognition of the fact that the Corporation, Solera Capital, LLC and its affiliates (collectively, “Solera”) and directors, officers and employees of Solera, acting in their capacities as such, currently engage in, and may in the future engage in, the same or similar activities or lines of business and have an interest in the same areas and types of corporate opportunities, and in recognition of the benefits to be derived by the Corporation through its continued corporate and business relations with Solera (including, without limitation, possible service of directors, officers and employees of Solera as directors, officers and employees of the Corporation), the provisions of this ARTICLE IX are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve Solera and its directors, officers and employees, acting in their capacities as such, and the powers, rights, duties and liabilities of the Corporation and its directors, officers, employees and stockholders in connection therewith. In furtherance of the foregoing, the Corporation renounces any interest or expectancy in, or in being offered the opportunity to participate in, any corporate opportunity not allocated to it pursuant to this ARTICLE IX to the fullest extent permitted by Section 122(17) of the DGCL (or any successor provision).

To the fullest extent permitted by applicable law, no director, officer, employee or stockholder of the Corporation, in such capacity, that may be Solera or a director, officer, or employee of Solera, acting in his or her capacity as such, shall have any obligation to the Corporation to refrain from competing with the Corporation, making investments in competing businesses or otherwise engaging in any commercial activity that competes with the Corporation, which in each case is not a Restricted Opportunity. To the fullest extent permitted by applicable law, (i) the Corporation shall not have any right, interest or expectancy with respect to any such investment or activity that is not a Restricted Opportunity undertaken by Solera or any director, officer or employee of Solera, acting in his or her capacity as such, (ii) no such investments or activities by Solera that are not Restricted Opportunities shall be deemed wrongful or improper and (iii) Solera shall not be obligated to communicate, offer or present to the Corporation any potential transaction, matter or opportunity that is not a Restricted Opportunity, even if such potential transaction, matter or opportunity is of a character that, if presented to the Corporation, could be taken by the Corporation. In the event that Solera or any director, officer or employee of Solera, acting in his or her capacity as such, acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Corporation but is not a Restricted Opportunity, Solera and the directors, officers and employees of Solera, acting in their capacities as such, shall have no duty to communicate or offer such corporate opportunity to the Corporation and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of the fact that Solera or any director, officer or employee of Solera, acting in his or her capacity as such, pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or does not communicate information regarding such corporate opportunity to the Corporation, and the Corporation hereby renounces any interest or expectancy in such corporate opportunity.

Nothing in this Article IX shall limit or otherwise prejudice any contractual rights the Corporation may have or obtain against Solera or any director, officer or employee of Solera.

Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article IX.

Neither the alteration, amendment or repeal of this Article IX nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article IX shall eliminate or reduce the effect of this Article IX in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article IX would accrue or arise, prior to such alteration, amendment, repeal or adoption.

For purposes of this Article IX:

“Affiliates” shall mean, with respect to Solera, any Person (other than the Corporation or any Person controlled by the Corporation) (x) controlling, controlled by or under common control with Solera, (y) any general partner, managing member or partner, director, officer or employee of Solera or any Affiliate of Solera, or (z) any private equity fund now or hereafter existing that is controlled by one or more of, or shares the same management company with, Solera.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, association or other business entity and any trust, unincorporated organization or government or any agency or political subdivision thereof.

“Restricted Opportunity” shall mean a transaction, matter or opportunity offered in writing to Solera or a director, officer, or employee of Solera solely and expressly by virtue of such Person being a member of the Board of Directors or an officer or an employee of the Corporation.

ARTICLE X

INDEMNIFICATION

The Corporation shall indemnify its directors to the fullest extent permitted by the DGCL as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader protection rights than permitted prior thereto), and such right to indemnification shall continue as to a person who has ceased to be a director of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, that, except for proceedings to enforce rights and indemnification, the Corporation shall not be obligated to indemnify any director (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented by the Board of Directors. The right to indemnification conferred by this Article X shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to officers, employees and agents of the Corporation similar to those conferred in this Article X to the Board of Directors.

The rights to indemnification and to the advancement of expenses in this Article X shall not be exclusive of any other right which nay person may have or hereafter acquire under this Amended and Restated Certificate of Incorporation, as amended from time to time, the Bylaws, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

Any repeal or modification of this Article X by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

ARTICLE XI

PLACE OF STOCKHOLDER MEETINGS; BOOKS AND RECORDS

Meetings of stockholders may be held within or without the State of Delaware, as the Board of Directors or the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

ARTICLE XII

ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS OF STOCKHOLDERS; ADVANCE NOTICE

Section 1.        Action by Written Consent.

Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to act by written consent, any action required or permitted to be taken by stockholders of the Corporation must be effected at a meeting of the stockholders of the Corporation and may not be effected by written consent in lieu of a meeting.

Section 2.        Special Meetings.

Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to call a special meeting of the holders of such series, special meetings of stockholders of the Corporation may be called only by a resolution duly adopted by the Board of Directors, and the ability of the stockholders to call a special meeting is hereby specifically denied. The Board of Directors may cancel, postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the stockholders. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

Section 3.        Advance Notice.

Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

ARTICLE XIII

SEVERABILITY

If any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

ARTICLE XIV

AMENDMENT

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or the Bylaws, and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, this Amended and Restated Certificate of Incorporation, the Bylaws or otherwise, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock required by law, this Amended and Restated Certificate of Incorporation, the Bylaws or otherwise, the affirmative vote of the holders of at least 66 2/3% of the voting power of all outstanding shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt any provision inconsistent with, to amend or repeal any provision of, or to adopt a bylaw inconsistent with, Article VI, Article VIII, Article IX, Article X, Article XII, Article XIII, or Article XIV of this Amended and Restated Certificate of Incorporation.

* * *

IN WITNESS WHEREOF, said Annie’s, Inc. has caused this Amended and Restated Certificate of Incorporation to be executed by Isobel Jones, its Secretary, this          day of September, 2013.

Isobel Jones
Secretary

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we provide or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M52350-P33137 KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

Annie’s, INC.
The Board of Directors recommends you vote FOR each of the Board nominees and FOR Proposals 1, 4, 5 and 6:		For	Against	Abstain

1.	To adopt an amendment to our Certificate of Incorporation to declassify our Board of Directors.	☐	☐	☐
2.	To elect the following six nominees to serve until the 2014 Annual Meeting, if the declassification amendment is adopted and filed: Nominees:	For All ☐	Withhold All ☐	For All Except ☐		To withhold authority to vote for any individual nominee(s) under Proposal 2, mark “For All Except” and write the number(s) of the nominee(s) on the line below.
01) Molly F. Ashby 04) Lawrence S. Peiros 02) John M. Foraker 05) Bettina M. Whyte 03) Julile D. Klapstein 06) Billie Ida Williamson
3.	To elect the following two nominees to serve until the 2016 Annual Meeting, if the declassification amendment is not adopted: Nominees:	For All ☐	Withhold All ☐	For All Except ☐		To withhold authority to vote for any individual nominee(s) under Proposal 3, mark “For All Except” and write the number(s) of the nominee(s) on the line below.
07) Bettina M. Whyte 08) Billie Ida Williamson
4.	To adopt an amendment to our Certificate of Incorporation to eliminate various provisions related to Solera Capital, LLC and its affiliates that are now inapplicable	For ☐	Against ☐	Abstain ☐	.
5.	To ratify the selection of PricewaterhouseCoopers LLP as Annie’s independent registered public accounting firm for its fiscal year ending March 31, 2014	For ☐	Against ☐	Abstain ☐		6. To approve, on an advisory basis, the compensation of Annie’s named executive officers, as disclosed in the Proxy Statement.	For ☐	Against ☐	Abstain ☐
Please indicate if you plan to attend this meeting		Yes ☐	No ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting of Stockholders, Proxy Statement and 2013 Annual Report to Stockholders is available at                                 .

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —   — —

ANNIE’S, INC. Annual Meeting of Stockholders September 10, 2013 10:00 AM This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) John M. Foraker, Kelly J. Kennedy, and Isobel A. Jones, and each of them acting individually, with full power of substitution in each, as proxies to represent the stockholder(s) and to vote, as designated on the reverse side, all of the shares of common stock of ANNIE’S, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, PDT on 9/10/2013 at Annie’s, Inc.’s corporate offices at 1610 Fifth Street, Berkeley, California 94710, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side